EXHIBIT 99.1

DESCRIPTION

This description of Québec is dated as of June 4, 2009 and appears as Exhibit 99.1 to Québec’s Annual Report on Form 18-K to

the U.S. Securities and Exchange Commission for the fiscal year ended

March 31, 2009.

The delivery of this document at any time does not imply that the information is correct as of any time subsequent to its date. This document (other than as part of a prospectus contained in a registration statement filed under the U.S. Securities Act of 1933) does not constitute an offer to sell or the solicitation of an offer to buy any securities of Québec.

Foreign Exchange

Canada maintains a floating exchange rate for the Canadian dollar in order to permit the rate to be determined by market forces without intervention except as required to maintain orderly conditions. Annual average noon spot exchange rates for the major foreign currencies in which debt of Québec is denominated, expressed in Canadian dollars, are shown below.

Foreign Currency	2005	2006	2007	2008	2009(1)

United States Dollar	$ 1.2116	$ 1.1341	$ 1.0748	$ 1.0660	$ 1.2231
Japanese Yen	0.0110	0.0098	0.0091	0.0104	0.0129
Swiss Franc	0.9746	0.9050	0.8946	0.9840	1.0724
Pound Sterling	2.2067	2.0886	2.1487	1.9617	1.7872
New Zealand Dollar	0.8542	0.7368	0.7892	0.7547	0.6769
Mexican Pesos	0.1112	0.1041	0.0983	0.0959	0.0877
Australian Dollar	0.9243	0.8543	0.8982	0.9002	0.8471
Euro	1.5090	1.4237	1.4691	1.5603	1.6116
Hong Kong Dollar	0.1557	0.1460	0.1377	0.1369	0.1578

(1)  Monthly average through the end of May 2009.

Source: Bank of Canada.

In this document, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars. The fiscal year of Québec ends March 31. “Fiscal 2009” and “2008-2009” refer to the fiscal year ended March 31, 2009, and, unless otherwise indicated, “2008” means the calendar year ended December 31, 2008. “Fiscal 2010” and “2009-2010” refer to the fiscal year that will end on March 31, 2010. Other fiscal and calendar years are referred to in a corresponding manner. Any discrepancies between the amounts listed and their totals in the tables included in this document are due to rounding.

Summary

The information below is qualified in its entirety by the detailed information provided elsewhere in this document.

Economy

	2004	2005	2006	2007	2008
	(dollar amounts in millions)

GDP at current market prices	$262,761	$271,059	$281,521	$296,692	$301,479
% change – GDP in chained 2002 dollars (1)	2.7%	1.5%	1.7%	2.6%	1.0%
Personal income	$217,925	$225,944	$236,091	$250,077	$258,915
Capital expenditures	$49,767	$49,470	$51,809	$57,055	$62,132
International exports of goods	$68,478	$70,992	$73,177	$69,922	$71,022
Population at July 1 (in thousands)	7,536	7,582	7,632	7,686	7,751
Unemployment rate	8.5%	8.3%	8.0%	7.2%	7.2%
Consumer Price Index - % change	2.0%	2.3%	1.7%	1.6%	2.1%
Average exchange rate (US$ per CA$)	0.77	0.83	0.88	0.93	0.94

Consolidated Financial Transactions (2)
	Fiscal year ending March 31

	2006	2007	2008	Preliminary Results 2009	Budget Forecast 2010 (3)
	(dollar amounts in millions)

Consolidated Revenue Fund:
Own-source revenue	$45,743	$49,651	$49,464	$48,555	$47,371
Federal transfers	9,969	11,015	13,629	13,924	14,841

Total revenue	55,712	60,666	63,093	62,479	62,212

Program spending	(49,229)	(51,734)	(54,826)	(57,400)	(59,989)
Debt service	(6,875)	(7,039)	(7,021)	(6,589)	(6,104)

Total expenditure	(56,104)	(58,773)	(61,847)	(63,989)	(66,093)

Net results of Consolidated Revenue Fund	(392)	1,893	1,246	(1,510)	(3,881)
Net results of consolidated entities	429	100	404	205	355

Surplus (deficit) for the purposes of the public accounts	37	1,993	1,650	(1,305)	(3,526)
Deposits in the Generations Fund	—	(584)	(649)	(701)	(715)
Budgetary reserve (4)	—	(1,300)	(1,001)	2,006	295

Consolidated budgetary balance for the purposes of the Balanced Budget Act	37	109	0	0	(3,946)
Deposit of dedicated revenues in the Generations Fund (5)	—	584	449	569	715

Consolidated budgetary balance	37	693	449	569	(3,231)
Consolidated non-budgetary requirements	(246)	(3,453)	(1,156)	(695)	(3,043)

Consolidated net financial requirements	$(209)	$(2,760)	$(707)	$(126)	$(6,274)

Funded Debt of Public Sector
	As of March 31
	Unadjusted 2005(6)	Unadjusted 2006(6)	2007	2008	Preliminary Results 2009
	(dollar amounts in millions)(7)
Government Funded Debt
Borrowings – Government	$77,923	$81,995	$109,714	$112,586	$124,837
Borrowings – to finance Government Enterprises	3,234	2,646	31	25	224
Borrowings – to finance Municipal Bodies (8)	2,799	2,604
Government Guaranteed Debt (9)	40,600	41,947	32,674	32,399	36,668
Municipal Sector Debt	14,239	15,669	16,409	17,321	18,639
Other Institutions	4,696	4,040	2,023	1,552	1,088

Public Sector Funded Debt (10)	$143,491	$148,901	$160,851	$163,883	$181,456

Per capita ($)	$19,041	$19,639	$21,076	$21,322	$23,411
As a percentage of (11)
GDP	54.6%	54.9%	57.1%	55.2%	60.2%
Personal income	65.8%	65.9%	68.1%	65.5%	70.1%

(1)	Adjusted for the effects of inflation in the currency from year to year.
(2)

The figures for Fiscal 2006 have not been restated in accordance with the accounting reform implemented in Fiscal 2007. Under the 2006-2007 accounting reform, the health and social services and education networks were incorporated into the Government reporting entity and the Government’s accounting policies have been changed to comply with Canadian generally accepted accounting principles (GAAP) applicable to the public sector. The impact of the accounting reform on the results for Fiscal 2008 was to reduce surplus for the purposes of the public accounts by $853 million.

(3)	The categories set forth reflect the presentation of the 2009-2010 Budget.
(4)	A negative amount indicates an allocation to the reserve and a positive amount, a use of the reserve.
(5)

The Generations Fund was created in June 2006 by the adoption of the Act to reduce the debt and establish the Generations Fund and is a separate entity from the Consolidated Revenue Fund. This law establishes the fund as a permanent tool for reducing the debt burden. In addition, it stipulates that the monies accumulated in the Generations Fund are dedicated exclusively to repaying the debt.

(6)

The figures for Fiscal 2005 and Fiscal 2006 have not been restated in accordance with the accounting reform implemented in Fiscal 2007, which resulted in the consolidation of additional entities into the Government reporting entity.

(7)	Canadian dollar equivalent at the dates indicated for loans in foreign currencies after taking into account currency swap agreements and foreign exchange forward contracts.
(8)	Following the accounting reform implemented in Fiscal 2007, the Borrowings - to finance Municipal Bodies are reclassified in the Borrowings - Government.
(9)	Represents mainly the debt of Hydro-Québec.
(10)	Includes debt covered by the Government’s commitments. See “ Public Sector Debt - Government’s Commitments”.
(11)	Percentages are based upon the prior calendar year’s GDP and Personal income.

QUÉBEC

- AIRPORT
- ALUMINUM
- CHEMICALS
- ELECTRICITY
- ELECTRONICS
- FOREST PRODUCTS
- MINERAL MINES
- TOURISM
- TRANSPORTATION EQUIPMENT

Kilometres
0
100
200
N
QUÉBEC
HUDSON BAY
JAMES BAY
UNGAVA BAY
Katinniq
Complexe La Grande
1
2
3
4
Churchill Falls
Fermont
Réservoir Manicouagan
Chibougamau
Havre - Saint-Pierre
Sept-Îles
Port-Cartier
Baie-Comeau
Amos
Saint-Félicien
Gaspé
Matane
Saguenay
Rouyn-Noranda
Val d'Or
La Tuque
Québec
La Pocatière
Trois-Rivières
See Details Below
Bécancour
Gatineau
Windsor
Bromont
ONTARIO
UNITED STATES
NEW BRUNSWICK
PRINCE EDWARD ISLAND
GULF OF ST. LAWRENCE
NEWFOUNDLAND AND LABRADOR
NOVA SCOTIA
ATLANTIC OCEAN

Mirabel
Varennes
MONTRÉAL
Longueuil
Vaudreuil - Dorion
Beauharnois

CANADA
Québec
UNITED STATES OF AMERICA
MEXICO

Québec

Overview

Québec is the largest by area of the ten provinces in Canada (1,541,000 square kilometers or 594,860 square miles, representing 15.4% of the geographical area of Canada) and the second largest by population (7.8 million, representing 23.2% of the population of Canada, as of January 2009).

Québec has a modern, developed economy, in which the service sector contributed 73.7%, the manufacturing industry 18.3%, the construction industry 6.0% and the primary sector 2.0% of real GDP at basic prices in chained 2002 dollars in 2008. The leading manufacturing industries in Québec are primary metal products (including aluminum smelting), food products, transportation equipment products (including aircraft and motor vehicles and associated parts), petroleum and coal products, paper products, chemical products and fabricated metal products. Québec also has significant hydroelectric resources, generating 31.3% of the electricity produced in Canada in 2008.

Montréal and Ville de Québec, the capital of Québec, are the centers of economic activity. Montréal is one of the main industrial, commercial and financial centers of North America and is Canada’s second largest urban area as measured by population. Montréal is also Canada’s largest port, situated on the St. Lawrence River, which provides access to the Atlantic Ocean and the inland navigation system of the Great Lakes.

French is the official language of Québec and is spoken by approximately 95% of its population.

Constitutional Framework

Canada is a federation of ten provinces and three federal territories, with a constitutional division of responsibilities between the federal and provincial governments as set out in The Constitution Acts, 1867 to 1982 (the “Constitution”).

Under the Constitution, each provincial government has exclusive authority to raise revenue for provincial purposes through direct taxation within its territorial limits. Each provincial government also has exclusive authority to regulate education, health, social services, property and civil rights, natural resources, municipal institutions and, generally, to regulate all other matters of a purely local or private nature in its province, and to regulate and raise revenue from the exploration, development, conservation and management of natural resources.

The federal parliament is empowered to raise revenue by any method or system of taxation and generally has authority over matters or subjects not assigned exclusively to the provinces. It has exclusive authority over the regulation of trade and commerce, currency and coinage, banks and banking, national defense, naturalization and aliens, postal services, navigation and shipping, and bills of exchange, interest and bankruptcy.

The Constitution Act, 1982 (the “Constitution Act”), enacted by the parliament of the United Kingdom, provides, among other things, that amendments to the Constitution be effected in Canada according to an amending formula. The Constitution Act also includes various modifications to the Constitution. The Constitution Act came into effect in 1982 notwithstanding the opposition of the National Assembly of Québec (the “National Assembly”) and the government of Québec (the “Government”) to certain clauses relating to provincial jurisdiction and the terms of the amending formula.

Since 1982, the federal and provincial governments have attempted to remedy this situation by signing two constitutional accords, neither of which was ratified. The first, signed in 1987 but not ratified by the legislative assemblies of two provinces, included a proposal to recognize Québec as a distinct society within Canada. The second, dated 1992, which was also signed by the federal territories and the national associations of native peoples, was rejected by a majority of voters in six provinces, including Québec.

On September 7, 1995, the Government, then formed by the Parti Québécois, which has as one of its principal objectives the sovereignty of Québec, presented a Bill entitled An Act respecting the future of Québec in the National Assembly. This act included, among other things, provisions authorizing the National Assembly to proclaim the sovereignty of Québec following a formal offer to the Government of Canada of a treaty of economic and political partnership. This act was to be enacted only after a favorable vote in a referendum. Such a referendum was held on October 30, 1995. The result was 49.4% in favor of this act and 50.6% against.

In 1996, the federal government, by way of a reference to the Supreme Court of Canada (the “Supreme Court”), asked the court to determine the legal position, both under Canadian constitutional law and public international law, of a unilateral secession of Québec from Canada. The reference before the Supreme Court was heard without Québec’s participation in the hearing. On August 20, 1998, the Supreme Court decided, among other things, that under the Constitution, Québec may not secede unilaterally from Canada without negotiation with the other participants in the Canadian Confederation within the existing constitutional framework; Québec does not have the right under international law to secede unilaterally from Canada; nonetheless, the clear repudiation by the people of Québec of the existing constitutional order and the clear expression of the desire to pursue secession would confer legitimacy on demands for secession, and place an obligation on the other provinces and the federal government to acknowledge and respect that expression of democratic will by entering into negotiations and conducting these negotiations in accordance with constitutional principles, including federalism, democracy, constitutionalism, the rule of law, and the protection of minorities; and Québec would have to negotiate in accordance with these constitutional principles. The Supreme Court recognized, however, that should Québec, having negotiated in conformity with constitutional principles and values, face unreasonable intransigence on the part of other participants at the federal or provincial level, Québec would be more likely to be recognized than if it did not itself act according to constitutional principles in the negotiation process.

The Québec Liberal Party, a federalist party, won a third consecutive mandate in December 2008. With regards to the constitutional issue, the Québec Liberal Party pursues a policy that emphasizes the values of Canadian federalism. In particular, its platform is focused on strengthening Québec’s place within the federation, on forming new alliances with the other provinces, and on promoting intergovernmental cooperation.

Government

Legislative power in Québec is exercised by the Parliament of Québec, which is comprised of the Lieutenant-Governor, who is appointed by the Governor General in Council of Canada, and the National Assembly. The National Assembly consists of 125 members elected by popular vote from single member districts. According to constitutional practice, the leader of the party with the largest number of elected members becomes Prime Minister and forms the Government.

Executive power in Québec is vested in the Lieutenant-Governor acting with, or on the recommendation of, the Conseil exécutif, which consists of the Prime Minister and the Cabinet (Conseil des ministres). The Conseil exécutif is accountable to the National Assembly.

The current National Assembly consists of 65 members of the Québec Liberal Party, 51 members of the Parti québécois, 6 members of the Action Démocratique du Québec, 1 member of Québec solidaire and 2 seats are vacant. Members are elected for a term of five years, subject to earlier dissolution of the National Assembly by the Lieutenant-Governor upon the recommendation of the Prime Minister or following the Government’s defeat on a vote of no confidence. The mandate of the current Government extends through the next election, which must be called no later than December 2013.

Native Peoples

Various aboriginal communities in Québec have initiated legal actions to have the existence of their ancestral rights (including aboriginal title) recognized and obtain damages and interest as compensation for alleged infringements of their rights. The ancestral rights of aboriginal people are recognized under section 35 of the Constitution. Taken as a whole, aboriginal people are claiming $15.9 billion in damages and interest through these actions.

Included among these legal actions are three claims for damages and interest filed as part of efforts to contest the validity of the provisions of the 1975 James Bay and Northern Québec Agreement (the “JBNQA”). The effect of that agreement was to extinguish all aboriginal claims, rights, titles and interests, regardless of their nature, in respect of the territory covered by the JBNQA.

•

In the first of these actions (The Betsiamites Band et al. v. Attorney-General of Québec et al. (Superior Court, no 500-17-010685-035)) (Betsiamites II), which was filed in December 2003, the Betsiamites and the Innu First Nation of Betsiamites are claiming the invalidity of the provisions of the James Bay and Northern Quebec Native Claims Settlement Act, S.C. 1977, c. 32, and of the Act respecting the agreement concerning James Bay and Northern Québec, S.Q. 1976, c. 46 that are alleged to have infringed on the ancestral rights of the Innu of Betsiamites, by extinguishing their rights over the territory covered by the JBNQA. They also claim full enjoyment of their ancestral rights over this territory that they consider to be their ancestral territory and damages of some $75 million for loss of such enjoyment for more than 25 years. Alternatively, they claim the right to fair compensation that they estimate at $250 million if the court should conclude that their ancestral rights were extinguished by the provincial and federal statutes in question. Québec intends to contest this claim.

•

The second of these legal actions concerns the community of Uashat-Maliotenam (The Innu Takuikan Uashat Mak Mani-Utenam Band et al. v. Attorney-General of Québec et al. (Superior Court, no 200-17-004196-036)) (Uashat II). Under this action, also filed in December 2003, the Innu of Uashat-Maliotenam are asking the Court to declare that they hold ancestral rights and aboriginal title over the traditional territory they claim. In their suit, they maintain, in relation to the portion of the traditional territory they claim that is covered by the JBNQA, never to have consented to any extinguishing of their rights over this territory and they allege that the Québec and Canadian governments as well as Hydro-Québec failed in their fiduciary obligation by allowing, through action or inaction, infringements on their aboriginal title and their ancestral rights arising from industrial development and development of natural resources. They are claiming from the defendants compensation in the amount of $1.5 billion. The Innu of Uashat-Maliotenam also claim an accounting regarding the money collected for building structures, installations and equipment on the traditional territory they claim, an account of the administration of the assets thereon, as well as the creation of a constructive trust on the structures, equipment and installations of the defendants. Further to an agreement reached by the parties, this legal action was suspended until June 2010. The suspension was lifted by the court on January 27, 2009. Québec intends to contest this claim.

•

The third of these legal actions was filed in January 2004 by the Atikamekw (the Atikamekw Band of Opiticiwan et al. v. Attorney-General of Québec et al. (Superior Court, no 500-17-018678-030)). The Atikamekw are asking the Court to declare that the Native Claims Settlement Act, which implements the JBNQA, did not extinguish the “native, ancestral or aboriginal claims, rights, titles and interests” they may hold in the portion of the territory they claim and that is located on the territory covered by the JBNQA. Alternatively, the Atikamekw are claiming compensation of $300 million for the unilateral extinguishment of their claims, titles, rights and interests over the territory mentioned above. Further to an agreement reached by the parties, this legal action was suspended until April 2010.

Other actions for damages and interest have been filed by aboriginal communities to obtain compensation for alleged infringements of their rights. Two of these actions were filed by the Innu Nation of Betsiamites (also known under the name Pessamit).

•

In the first such action, filed in 1998 (The Innu Nation of Pessamit et al. v. Attorney-General of Québec et al. (Superior Court, no 500-05-039472-988)) (Betsiamites I), the Betsiamites are seeking a court declaration that the Innu of this community hold aboriginal title and ancestral rights over an immense territory on the Côte-Nord. In addition, the Betsiamites initially claimed $500 million, with interest, for damages caused to the territory by the construction of hydroelectric facilities in the late 1960s and early 1970s and want Hydro-Québec to be ordered to turn over to the Innu of Betsiamites a portion of the revenue from the production of electrical power by these facilities. In November 2006, the Innus of Pessamit re-activated an action that was filed in 1998 against the Attorney-General of Canada, the Attorney-General of Québec and Hydro-Québec seeking judicial recognition of their aboriginal rights and title over certain areas of land in Québec where Hydro-Québec’s Manicouagan-Outardes hydroelectric facilities are located. The Innus intend to seek various orders including an award for damages against Canada, Québec and Hydro-Québec, jointly and severally, in an amount of $10.8 billion. In addition, the Innus of Pessamit are claiming compensatory annual payments of $657 million from Hydro-Québec. Québec and Hydro-Québec intend to contest this claim.

•

The second such legal action by the Betsiamites (The First Nation of Pessamit et al. v. Attorney-General of Québec et al. (Superior Court, no 500-17-028743-055)) (Betsiamites IV) was filed in December 2005. This action covers the portion of the traditional territory they claim (50 000 km2 of 138 000 km2) on which forest development has been carried out since the mid-19th century. This legal action impleads the 27 forest products companies that hold at least one timber supply and forest management agreement (TSFMA) on the traditional territory claimed by the Betsiamites. In this lawsuit, the Betsiamites seek confirmation that: 1) they hold aboriginal title and ancestral rights over their traditional territory; 2) forest development of this territory was authorized illegally; 3) the Québec government was not entitled to collect revenues from such development; and 4) the Forest Act cannot apply to the traditional territory of the Betsiamites. Lastly, the Betsiamites are claiming damages and interest of $1 billion against the Attorneys-General of Québec and of Canada for infringement of enjoyment of their ancestral rights and $2.1 billion against the Attorney-General of Québec for breach of their right to develop the forest resource. On September 30, 2006, the Betsiamites amended this legal action, adding a claim for the payment of $50 million in damages and interest against the Attorney-General of Québec and a forest company for logging activities carried out on René-Levasseur Island. Québec intends to contest this claim.

In December 1996, Philomène and Georges McKenzie, of the community of Uashat-Maliotenam near Sept-Îles, filed a motion for a declaratory judgment to have declared, in favor and on behalf of their families, an aboriginal title and ancestral rights, including for hunting, fishing and trapping on the land they claim as their traditional lands (Philomène McKenzie et al. v. Attorney-General of Québec et al. (Superior Court, no 500-05-027983-962)) (Uashat I). The territory claimed covers roughly 1,000 square miles and is located north of Sept-Îles. In addition, they are asking that any mining project be subject to their consent. They are also asking for a permanent injunction against any project located on the territory they claim and the work resulting from it. The claimants are also demanding $7 million in damages and interest. This case remained latent from 1997 until the spring of 2007, when the announcement of the Lac Bloom project gave new impetus to the dispute. On April 13, 2007, the claimants served notice announcing an amendment to their petition, adding ten new claimants and raising the land area on which ancestral rights and aboriginal title are claimed from 1,000 square miles to 16,679 km2. The amount of damages claimed has also risen from $7 million to $350 million.

Economy

Economic Developments in 2008

Canada.  Gross domestic product (“GDP”) adjusted for inflation in chained 2002 dollars (“real GDP”), as published in the National Economic Accounts on June 1, 2009, increased at a rate of 0.4% in 2008, compared with a rate of 2.5% in 2007. This growth was mainly attributable to consumer spending and government investment. Final domestic demand increased by 2.6% in 2008, compared to 4.1% in 2007. Real consumer spending increased by 3.0% in 2008, compared to a 4.6% increase in 2007. International exports decreased by 4.7% in volume and increased by 5.2% in value in 2008 compared with increases of 1.1% and 1.9%, respectively, in 2007. International imports increased by 0.8% in volume and by 6.4% in value in 2008 compared with increases of 5.8% and 3.5%, respectively, in 2007.

Non-residential investment increased by 0.2% in 2008, due in particular to a 0.5% increase in machinery and equipment. Residential investment decreased by 2.7% in 2008, due to a 7.6% decrease in housing starts. Government investment increased by 12.2% in 2008. Government expenditure on goods and services increased by 3.7% in 2008.

The Consumer Price Index (“CPI”) increased by 2.3% in 2008. Overall employment rose 1.5% in 2008, while the unemployment rate increased to 6.1% from 6.0% in 2007.

Québec.  Real GDP growth as published in the Provincial Economic Accounts on April 27, 2009 was 1.0% in 2008, compared to 2.6% in 2007. Final domestic demand increased by 3.3% in real terms in 2008, compared to 4.7% in 2007. Real consumer spending increased by 3.1% in 2008, compared to an increase of 4.3% in 2007. International exports decreased by 3.5% in volume and increased by 1.0% in value in 2008, compared with increases of 0.9% and 0.5%, respectively, in 2007. International imports increased by 2.4% in volume and by 10.2% in value in 2008, compared with increases of 5.8% and 3.9%, respectively, in 2007.

The value of non-residential investment increased by 12.0% in 2008, with a 29.8% increase in the public sector and a 1.5% increase in the private sector. The value of residential investment increased by 2.8% in 2008.

The CPI increased by 2.1% in 2008. Overall employment rose 0.8% in 2008, while the unemployment rate remained stable at 7.2%.

Table 1

Main Economic Indicators of Québec (1)
	2004	2005	2006	2007	2008	Compound Annual Rate of Growth 2003-2008

	(dollar amounts in millions, except for per capita amounts)
GDP
At current market prices	$262,761	$271,059	$281,521	$296,692	$301,479
	4.8%	3.2%	3.9%	5.4%	1.6%	3.8%

In chained 2002 dollars	$251,028	$254,708	$259,032	$265,888	$268,609
	2.7%	1.5%	1.7%	2.6%	1.0%	1.9%

Per capita	$33,311	$33,594	$33,942	$34,594	$34,657
	2.0%	0.9%	1.0%	1.9%	0.2%	1.2%

Personal income	$217,925	$225,944	$236,091	$250,077	$258,915
	4.7%	3.7%	4.5%	5.9%	3.5%	4.5%

Per capita	$28,918	$29,800	$30,936	$32,537	$33,406
	4.0%	3.1%	3.8%	5.2%	2.7%	3.7%

Capital expenditures	$49,767	$49,470	$51,809	$57,055	$62,132
	14.4%	-0.6%	4.7%	10.1%	8.9%	7.4%

Value of manufacturers’ shipments	$134,850	$140,084	$146,657	$148,260	$150,868
	0.9%	3.9%	4.7%	1.1%	1.8%	2.5%

Retail trade	$78,518	$82,533	$86,709	$90,663	$95,321
	4.2%	5.1%	5.1%	4.6%	5.1%	4.8%

	(in thousands of persons)
Population (at July 1)	7,536	7,582	7,632	7,686	7,751
	0.7%	0.6%	0.7%	0.7%	0.8%	0.7%

Labor force	4,024	4,053	4,094	4,150	4,185
	0.8%	0.7%	1.0%	1.4%	0.8%	0.9%

Employment	3,681	3,717	3,765	3,852	3,882
	1.4%	1.0%	1.3%	2.3%	0.8%	1.4%

Unemployment rate (level in percentage)	8.5%	8.3%	8.0%	7.2%	7.2%

	(2002 = 100)
CPI	104.5	106.9	108.7	110.4	112.7
	2.0%	2.3%	1.7%	1.6%	2.1%	1.9%

(1)    Unless otherwise indicated, percentages are percentage changes from the previous year.

Source: Statistics Canada.

Economic Structure

In 2008, Québec accounted for 20.3% of Canada’s real GDP. The service sector accounted for 73.7% of Québec’s real GDP, compared with 24.3% for the secondary sector and 2.0% for the primary sector. Québec’s economy is influenced by developments in the economies of its major trading partners, especially the United States, which is Québec’s largest export market. In 2008, the value of exports (including to other Canadian provinces) represented 51.3% of Québec’s GDP.

The following table shows the contribution of each sector to real GDP, which includes net taxes (taxes less subsidies) paid on factors of production. GDP is a measure of value added (the total value of goods delivered and services rendered less the cost of materials and supplies, fuel and electricity).

Table 2

Real Gross Domestic Product by Sector at Basic Prices in Chained 2002 Dollars(1)
					% of Total 2007			% of Total 2008
	2004	2005	2006	2007	Québec	Canada	2008	Québec	Canada
	(dollar amounts in millions)
Primary Sector:
Agriculture, forestry, fishing and hunting	$4,637	$4,672	$4,464	$4,269	1.8%	2.2%	$3,949	1.6%	2.1%
Mining and oil and gas extraction	1,079	991	1,014	1,079	0.4	4.7	1,106	0.4	4.5

	5,716	5,663	5,478	5,348	2.2	6.9	5,055	2.0	6.6

Secondary Sector:
Manufacturing	46,487	47,066	46,638	46,557	19.0	15.2	45,366	18.3	14.3
Construction	12,810	12,554	12,827	13,880	5.6	6.0	14,845	6.0	6.1

	59,297	59,620	59,465	60,437	24.6	21.2	60,211	24.3	20.4

Service Sector:
Community, business and personal services	59,174	59,982	61,534	63,020	25.7	24.1	64,395	25.9	24.5
Finance, insurance and real estate	38,666	39,544	40,527	41,812	17.1	19.7	42,803	17.3	20.2
Wholesale and retail trade	26,253	26,782	27,947	29,278	12.0	11.7	30,060	12.1	11.8
Governmental services	14,916	14,988	15,328	15,509	6.3	5.5	15,857	6.4	5.7
Transportation and warehousing	10,059	10,283	10,320	10,390	4.2	4.6	10,490	4.2	4.6
Other utility services	9,262	9,544	9,462	9,852	4.0	2.6	9,731	3.9	2.5
Information and cultural services	8,916	9,081	9,354	9,575	3.9	3.6	9,668	3.9	3.7

	167,247	170,204	174,472	179,436	73.2	72.0	183,005	73.7	73.0

Real GDP	$232,260	$235,487	$239,415	$245,221	100.0%	100.0%	$248,270	100.0%	100.0%

(1)	North American Industrial Classification System (NAICS) in chained 2002 dollars. For the chained 2002 dollars, the aggregate amounts are not equal to the sums of their components.

Source: Statistics Canada.

Primary Sector. In 2008, the primary sector, which includes agriculture, forestry, fishing and hunting, and mining and oil and gas extraction, contributed 2.0% of real GDP and accounted for 2.4% of employment in Québec. Québec’s forests, covering 1,140,000 square kilometers, or 440,000 square miles, are among its most important natural resources. Québec’s logging operations were estimated to have produced approximately 0.9 billion cubic feet of timber in 2008, generating revenue of $1.7 billion from sales to domestic and foreign customers. In 2008, there was a reduction in timber production due to a decrease in demand for lumber and wood products (the value of shipments decreased by 8.4% and the value of exports by 30.4%).

In mining and oil and gas extraction, which represented 21.9% of the primary sector in 2008, production is concentrated mainly in iron ore, gold, nickel, stone, cement, zinc and copper. In 2008, the value of mineral production amounted to $5.2 billion.

Secondary Sector. In 2008, the secondary sector, which consists of the manufacturing and construction industries, contributed 24.3% of real GDP and accounted for 19.6% of employment in Québec. In terms of real GDP, the construction industry recorded a 7.0% increase in 2008 over 2007, with a strong increase in non-residential construction offsetting a 1.3% decrease in housing starts. Real GDP in manufacturing decreased by 2.6% in 2008, with a 6.2% employment decrease in that industry. The manufacturing industries that were most affected are clothing (-23.0% in real GDP and -21.0% in employment), primary textile and textile products (-15.7% in real GDP and -23.3% in employment), wood products (-13.8% in real GDP and -10.8% in employment), chemical products (-10.9% in real GDP and -8.3% in employment) and computer and electronic products (-4.7% in real GDP and -11.4% in employment). The total value of manufacturers’ shipments increased by 1.8% to $150.9 billion in 2008, representing 24.9% of total Canadian shipments. The value of shipments of primary metals increased slightly by 0.3% in 2008, due to weak world demand. Durable goods accounted for 58.5% of manufacturing real GDP and 56.1% of manufacturing employment. The leading manufacturing industries in Québec are primary metal products (including aluminum smelting), food products, transportation equipment products (including aircraft and motor vehicles and associated parts), petroleum and coal products, paper products, chemical products and fabricated metal products. As a result of its competitive advantage in low-cost electricity production, Québec is one of the world’s leading producers of aluminum.

Table 3

Value of Manufacturers’ Shipments (1)
	2004	2005	2006	2007	% of Total 2007	2008	% of Total 2008
	(dollar amounts in millions)
Primary metals	$15,144	$15,749	$21,708	$22,847	15.4%	$22,924	15.2%
Food	15,103	14,943	15,943	16,907	11.4	17,827	11.8
Transportation equipment	14,181	16,297	16,228	16,648	11.2	17,805	11.8
Petroleum and coal	9,924	13,430	14,235	14,666	9.9	17,604	11.7
Paper	10,604	10,536	11,871	9,924	6.7	10,077	6.7
Chemicals	9,203	9,847	11,199	10,750	7.3	9,807	6.5
Fabricated metals	6,982	7,285	7,307	8,151	5.5	8,418	5.6
Wood	9,508	8,543	7,915	7,119	4.8	6,519	4.3
Plastics and rubber	6,155	6,403	6,731	6,425	4.3	6,178	4.1
Machinery	5,189	5,227	5,482	5,983	4.0	6,152	4.1
Computers and electronics	6,509	6,320	4,997	4,616	3.1	4,251	2.8
Furniture and related products	4,011	3,929	3,682	4,062	2.8	3,863	2.5
Other	22,337	21,575	20,359	20,162	13.6	19,443	12.9

	$134,850	$140,084	$146,657	$148,260	100.0%	$150,868	100.0%

(1)	North American Industrial Classification System (NAICS).

Source: Statistics Canada.

Service Sector. The service sector includes a wide range of activities such as community, business and personal services, finance, insurance and real estate, wholesale and retail trade, governmental services, transportation and warehousing, other utility services and information and cultural services. In 2008, the service sector contributed 73.7% of real GDP and accounted for 78.0% of employment in Québec.

In terms of real GDP, increases in the service sector in 2008 occurred in wholesale and retail trade (2.7%), finance, insurance and real estate (2.4%), community, business and personal services (2.2%), governmental services (2.2%), transportation and warehousing (1.0%) and information and cultural services (1.0%). Real GDP in other utility services decreased by 1.2%.

Due to Québec’s large territory, transportation facilities are essential to the development of its economy. Water transportation is provided mainly through the St. Lawrence River Seaway. Approximately 26.7% of all international tonnage handled in Canadian ports in 2006 (the most recent year for which information is available) passed through Québec’s shipping facilities. Highway, rail and air transportation systems service the populated areas, with higher concentrations in the metropolitan areas of Montréal and Ville de Québec.

The financial sector includes large Canadian and foreign financial institutions, Québec’s cooperative institutions and Government financial intermediary enterprises and fiduciary agencies, including the Caisse de dépôt et placement du Québec (the “Caisse”), one of the largest institutional fund managers in Canada and in North America.

Capital Expenditures. In 2008, the value of capital expenditures by the private and public sectors increased by 8.9% in Québec. Total capital expenditures increased as a result of a 12.0% increase in non-residential investment and a 2.8% increase in residential investment. Non-residential investment increased by 29.8% in the public sector and 1.5% in the private sector. The 2008-2013 Québec Infrastructure Plan is the primary cause of the strong increase in public sector investment.

The increase in non-residential investment resulted in large part from increases in mining and oil and gas extraction (104.4%), governmental, educational, health and social services (30.4%), information, cultural and other utilities (13.5%), business services, accommodation and other services (12.3%), manufacturing (7.4%), construction (7.4%) and wholesale and retail trade (1.6%). These increases were partially offset by decreases in finance, insurance and real estate operators (-18.6%), agriculture, forestry, fishing and hunting (-16.3%) and transportation and warehousing (-3.9%).

Table 4

Private and Public Sectors Capital Expenditures in Québec (1)
	2004	2005	2006	2007	% of Total 2007	2008	% of Total 2008
	(dollar amounts in millions)
Non-residential Investment:
Governmental, educational, health and social services	$6,959	$7,735	$8,076	$9,672	17.0%	$12,615	20.3%
Information, cultural and other utilities	5,977	5,787	5,478	6,302	11.0	7,154	11.5
Finance, insurance and real estate operators	6,170	5,969	7,203	6,876	12.1	5,596	9.0
Manufacturing	4,713	4,124	4,047	3,878	6.8	4,164	6.7
Mining and oil and gas extraction	635	724	984	1,505	2.6	3,077	5.0
Wholesale and retail trade	2,351	2,384	2,480	3,018	5.3	3,066	4.9
Business services, accommodation and other services	2,103	2,065	2,068	2,309	4.0	2,593	4.2
Transportation and warehousing	1,821	1,808	1,994	2,533	4.4	2,435	3.9
Construction	1,086	1,104	1,136	884	1.6	949	1.5
Agriculture, forestry, fishing and hunting	716	692	678	804	1.4	673	1.1

	$32,531	$32,392	$34,144	$37,781	66.2%	$42,322	68.1%
Residential Investment	17,236	17,078	17,665	19,274	33.8	19,810	31.9

	$49,767	$49,470	$51,809	$57,055	100.0%	$62,132	100.0%

Private sector	$38,553	$37,464	$39,372	$43,016	75.4%	$43,911	70.7%
Public sector	11,214	12,006	12,437	14,039	24.6	18,221	29.3

	$49,767	$49,470	$51,809	$57,055	100.0%	$62,132	100.0%

(1) North American Industrial Classification System (NAICS).

Source: Statistics Canada.

Exports and Imports.  In 2008, Québec’s exports of goods and services totaled $154.6 billion of which $93.8 billion (60.7%) were international exports and $60.8 billion (39.3%) were inter-provincial exports. Québec’s international exports represented 16.8% of Canada’s total exports. Québec’s imports of goods and services totaled $178.4 billion of which $112.6 billion (63.1%) were international imports and $65.8 billion (36.9%) were inter-provincial imports. Québec’s international imports represented 21.1% of Canada’s total imports. In 2008, Québec’s external sector (as defined under the Provincial Economic Accounts of Statistics Canada) registered an overall deficit of $23.8 billion, a net result of a deficit of $18.8 billion on international trade and a deficit of $5.0 billion on inter-provincial trade. In 2007, Québec registered an overall deficit of $13.5 billion, a net result of a deficit of $9.3 billion on international trade and a deficit of $4.2 billion on inter-provincial trade. The deficit in 2008 reflects mainly the impact of a strong Canadian dollar on international trade and a surge in oil prices. A strong Canadian dollar resulted in lower Canadian dollar prices for export goods that are normally traded in U.S. dollars, which put downward pressure on the value of exports. The value of imports was boosted by a strong domestic economy and a surge in oil prices. Imports, excluding crude oil, were also stimulated by a decline in Canadian dollar prices of imports resulting from a strong Canadian dollar.

International exports of goods originating from Québec, calculated by the Institut de la statistique du Québec from data on Canada’s total exports of goods, were $71.0 billion for 2008, compared with $69.9 billion for 2007, representing an increase of 1.6%. In 2008, increases occurred in the value of exports of scientific equipment (30.0%), machinery (8.3%), copper and alloys (7.7%) and newsprint and printing paper (7.5%). These increases were partially offset by decreases in the value of exports of lumber and wood products
(-30.4%), electronic products (-16.7%), aluminum and alloys (-5.2%), aircraft and associated parts (-4.9%), tools and other equipment (-4.1%), chemical products (-3.4%) and plastic products (-3.2%).

The United States is Québec’s principal international export market, accounting for 72% of the international exports of goods in 2008.

Table 5

Québec’s International Exports of Goods
	2004	2005	2006	2007	% of Total 2007	2008	% of Total 2008
	(dollar amounts in millions)

Aircraft and associated parts	$9,370	$9,560	$9,010	$9,446	13.5%	$8,983	12.6%
Aluminum and alloys	5,258	5,888	7,880	8,034	11.5	7,615	10.7
Newsprint and printing paper	3,839	4,055	4,107	3,543	5.1	3,809	5.3
Chemical products	2,605	2,897	3,059	3,293	4.7	3,183	4.5
Machinery	2,293	2,484	2,533	2,609	3.7	2,826	4.0
Copper and alloys	1,188	1,504	2,812	2,286	3.3	2,463	3.5
Scientific equipment	1,194	1,354	1,675	1,852	2.7	2,408	3.4
Electronic products	4,905	4,894	3,903	2,468	3.5	2,057	2.9
Tools and other equipment	2,327	2,265	2,122	2,094	3.0	2,007	2.8
Lumber and wood products	3,991	3,615	3,064	2,328	3.3	1,620	2.3
Plastic products	1,462	1,640	1,647	1,668	2.4	1,615	2.3
Other goods	30,046	30,836	31,365	30,301	43.3	32,436	45.7

Total	$68,478	$70,992	$73,177	$69,922	100.0%	$71,022	100.0%

Source: Institut de la statistique du Québec.

Table 6

Québec’s International Imports of Goods
	2004	2005	2006	2007	% of Total 2007	2008	% of Total 2008
	(dollar amounts in millions)
Mineral fuels, mineral oils, bituminous substances and mineral waxes	$11,207	$16,992	$18,379	$18,128	22.4%	$22,236	25.4%
Motor vehicles, trailers, bicycles, motorcycles and other similar vehicles	10,356	10,673	11,296	11,786	14.6	11,420	13.1
Nuclear reactors, boilers, machinery and mechanical appliances	8,574	9,264	8,910	7,626	9.4	8,190	9.4
Electrical or electronic machinery and equipment	7,710	7,913	7,210	5,981	7.4	5,755	6.6
Aircraft and spacecraft	1,886	2,140	2,172	3,894	4.8	3,611	4.1
Inorganic chemicals and compounds of precious metals and radioactive elements	1,287	1,568	1,958	2,004	2.5	2,562	2.9
Pharmaceutical products	2,170	2,266	2,706	2,138	2.6	2,169	2.5
Optical, medical, photographic, scientific and technical instrumentation	1,769	1,602	1,658	1,752	2.2	1,952	2.2
Plastics and articles thereof	1,543	1,674	1,716	1,736	2.2	1,937	2.2
Pearls, precious stones or metals, coins and jewelry	1,061	723	1,333	1,826	2.3	1,937	2.2
Rubber and articles thereof	599	671	743	822	1.0	1,388	1.6
Other goods	20,894	21,787	22,751	23,125	28.6	24,416	27.8

Total	$69,056	$77,273	$80,832	$80,818	100.0%	$87,573	100.0%

Source: Institut de la statistique du Québec.

Table 7

Selected Trade Indicators for Québec
	2004	2005	2006	2007	2008
	(dollar amounts in millions)

Exports of Goods and Services	$139,802	$144,418	$149,651	$151,270	$154,601
Exports to other countries	88,964	90,225	92,377	92,869	93,811
Exports of goods to other countries	76,643	78,028	80,055	80,792	81,736
Exports of services to other countries	12,321	12,197	12,322	12,077	12,075
Exports to other provinces	50,838	54,193	57,274	58,401	60,790
Exports of goods to other provinces	31,373	32,878	34,596	34,724	36,258
Exports of services to other provinces	19,465	21,315	22,678	23,677	24,532

Ratio of Exports to Nominal GDP	53.2%	53.3%	53.2%	51.0%	51.3%

Imports of Goods and Services	$144,026	$152,576	$158,191	$164,777	$178,413
Imports from other countries	88,494	94,599	98,332	102,210	112,613
Imports of goods from other countries	77,090	82,944	86,222	89,653	100,032
Imports of services from other countries	11,404	11,655	12,110	12,557	12,581
Imports from other provinces	55,532	57,977	59,859	62,567	65,800
Imports of goods from other provinces	31,456	32,504	32,501	33,317	35,595
Imports of services from other provinces	24,076	25,473	27,358	29,250	30,205

Source: Statistics Canada.

Labor Force. In 2008, the labor force was estimated at 4.2 million persons, an increase of 0.8% from 2007. The labor force participation rate for 2008 was estimated at 65.7% in Québec, compared with 67.8% in Canada. Total employment increased by 0.8% in 2008 in Québec, compared to a 1.5% increase in Canada. The unemployment rate in Québec remained stable at 7.2% in 2008, compared with an increase from 6.0% to 6.1% in Canada for the same period.

Energy. Of the total energy consumed in Québec in 2006 (the most recent year for which information is available), energy derived from electricity accounted for 40.4%, oil for 36.8%, natural gas for 12.6%, biomass for 9.4 % and coal for 0.9%.

Québec generates approximately one-third of all electricity produced in Canada and is one of the largest producers of hydroelectricity in the world. In 2008, more than 96 % of all electricity produced in Québec was from hydroelectric installations. More than 44,000 megawatts (“MW”) of hydroelectric capacity (including the capacity of independent producers and the firm capacity currently available from Churchill Falls (Labrador) Corporation Limited) have been or are in the process of being developed. Of the total electricity produced in Québec in 2008, 14.0% (based on sales volume) was exported to the United States and to other Canadian provinces, compared with 12.0 % in 2007.

Free Trade Agreements

Canada is a member of the World Trade Organization (“WTO”) and has also signed other trade agreements in order to promote commerce with economic partners. In 1989, the United States and Canada entered into a free trade agreement (“FTA”), which has led to the gradual elimination of tariffs on goods and services between the two countries and to the liberalization of trade in several sectors including the energy sector. The FTA provides for a binding binational review of domestic determinations in antidumping and countervailing duty cases and for binational arbitration of disputes between Canada and the United States as to either’s compliance with the FTA or with the rules of the WTO. In 1994, Canada, the United States and Mexico signed a similar free trade agreement, the North American Free Trade Agreement (“NAFTA”), which resulted, with a few exceptions, in the gradual elimination by 2003 of tariffs on goods and services among Canada, the United States and Mexico. In April 1998, negotiations were undertaken between countries of the Americas (North, Central and South) to reach a new trade agreement by January 1, 2005 (Free Trade Area of the Americas or “FTAA”). Although the January 1, 2005 deadline was not met, parties to the negotiations of the FTAA have reaffirmed their commitment to pursue such negotiations in the future. Canada has also entered into bilateral free trade agreements in 1997 with Chile and Israel, in 2000 with Costa Rica, in 2007 with the member states of the European Free Trade Association (Norway, Switzerland, Iceland and Liechtenstein) that will all become effective on July 1, 2009 and in 2008 with Peru and Columbia that are expected to become effective at a later date in 2009.

Softwood Dispute.  In April 2001, a coalition of American lumber producers and various labor unions filed a petition with the U.S. Department of Commerce (“DoC”) and the U.S. International Trade Commission (“ITC”) alleging that softwood lumber imports from Canada were subsidized by the federal and provincial governments. As a result, in early 2002, the DoC and the ITC established countervailing duties (“CVD”) and antidumping duties (“AD”) on softwood lumber imports. The Government and the federal government have consistently denied these allegations, and the federal government and the Canadian lumber industry challenged the U.S. measures under NAFTA and WTO agreements. A NAFTA panel and a WTO panel have issued various rulings in connection with these challenges, to which DoC and ITC have responded. Over this period, the rates of CVD and AD have changed several times, and the combined rates have varied from 10.8% to 27.22%. On December 6, 2005, as a result of an administrative review, the combined rate dropped to 10.8%, representing a CVD rate of 8.7% and an AD rate of 2.1%. The U.S. government and Canada subsequently entered into a Softwood Lumber Agreement that came into effect on October 12, 2006 (“SLA”).

Under the terms of the SLA, Canadian lumber exports from provinces covered by the dispute are subject to an export charge only (Option A) or an export charge plus volume restraint (Option B) if the prevailing monthly price of lumber (as defined in the SLA) drops below US$355 per thousand board feet. The total volume of permitted exports, which takes into account anticipated demand in the United States, is allocated to the concerned provinces. Provincial quotas are calculated on the basis of the share of lumber exports over the period from April 1, 2001 to December 31, 2005.

Québec’s choice of Option B involves:

•	no charge and no volume restraint, if the price of lumber is over US$355;

•	a 2.5% export charge and Québec’s volume cannot exceed a share of 34% of Expected U.S. Consumption for the month, if the price of lumber is between US$336 and US$355;

•	a 3% export charge and Québec’s volume cannot exceed a share of 32% of Expected U.S. Consumption for the month, if the price of lumber is between US$316 and US$335;

•	a 5% export charge and Québec’s volume cannot exceed a share of 30% of Expected U.S. Consumption for the month, if the price of lumber is US$315 or below.

Since July 2006, the reference price index (Random Lengths Framing Lumber Composite) has been below US$315.

The United States revoked retroactively AD and CVD duties for Softwood Lumber products from Canada as of May 22, 2002. Following the revocation, duties collected of US$ 5.6 billion were refunded to Canada.

However, under a mechanism agreed in the SLA, US$1.0 billion was returned to the United States to be spent as follows:

— US$500 million to go to the members of the U.S. Coalition for Fair Lumber Imports;

— US$450 million to be spent in the United States on jointly agreed Canada-United States initiatives; and

— US$50 million will go to an initiative benefiting the North American lumber market.

Unless terminated by either party after two years, the SLA is to remain in force for 7 years and may be renewed for an additional 2 year period.

On March 30, 2007, the United States requested formal consultations under the dispute settlement mechanism of SLA. These consultations cover several matters including Canada’s application of export charges and volume restraints as well as certain federal and provincial assistance programs to the lumber industry.

Following these consultations, in accordance with the dispute resolution mechanism of the SLA, the United States initiated arbitration proceedings in the London Court of International Arbitration (“LCIA”) on August 13, 2007. The United States alleged Canada’s breach of the SLA due to its failure to: (1) adequately calculate the export measures based on the adjusted expected U.S. consumption of lumber; and (2) impose the agreed-upon export measures beginning in January 2007. In addition, the United States alleged that Canada, through its provincial governments of Québec and Ontario, had breached the SLA by providing grants and other benefits that circumvent Canada’s commitments under the SLA. In particular, Québec’s Forest Management Measures program and $425 Million Forest Sector Financing Envelope were alleged to violate the SLA’s anti-circumvention provision. On February 18, 2008, Canada denied that it violated any provisions of the SLA and stated that such financing envelope was part of Investment Québec’s loan and loan guarantee programs used by all sectors of the Québec economy and had been in operation for over 20 years.

In its decision of March 3, 2008, the LCIA concluded that Canada did not breach the SLA with respect to the calculation of the export measures, but did breach the SLA by failing to impose such export measures as of January 1, 2007. The remedial phase relating to the March 3, 2008 decision ran from May 29, 2008 to a final remedy hearing on September 22-24, 2008. On February 23, 2009, following the remedy hearings, the LCIA issued its decision on the cure of the breach which requires Canada to collect additional 10% ad valorem export charge on softwood lumber shipments from the concerned regions for a total remedy amount of $68.26 million (including interest of $4.36 million). All other claims raised in the arbitration were dismissed.

In response to this decision and taking into account the hearings on the breach, Canada tendered US$34 million plus interest to the United States on March 27, 2009 as a means of curing the breach. The United States did not accept Canada’s tender. Instead, the United States has imposed a compensatory charge of 10% that went into effect on April 15, 2009. This charge will remain in effect until the United States has collected US$54.8 million. Anticipating the U.S. measures, on April 2, 2009, Canada filed a request for arbitration to the LCIA to decide on Canada’s proposed remedy of the breach. According to the proposed timetable, the LCIA was expected to issue its decision on or prior to May 29, 2009. However, the LCIA has yet to render a decision and the arbitration hearing is set to continue in Washington on June 11 and 12, 2009.

Government Finances

Financial Administration

The Minister of Finance is responsible for the general administration of the Government’s finances. The Financial Administration Act, the Balanced Budget Act and the Act to establish a budgetary surplus reserve fund govern the management of public monies of Québec and the Public Administration Act governs the management of financial, human, physical and information resources of the Administration.

Since January 2007, the Minister of Finance also manages the Generations Fund. This fund was established in June 2006 pursuant to the Act to reduce the debt and establish the Generations Fund, in order to reduce the Government’s debt burden.

The Conseil exécutif issues Orders in Council that authorize the Minister of Finance to enter into financial contracts, including those related to borrowings by the Government. The Conseil du trésor determines the accounting policies.

The accounts of the Government are kept on a modified accrual basis. The fiscal year of the Government ends March 31. The Auditor General is responsible for the auditing of the consolidated financial statements of the Government and reporting annually to the National Assembly. All revenues and monies over which the Parliament has power of appropriation form the Consolidated Revenue Fund of Québec. The Budget and appropriations from the Consolidated Revenue Fund and consolidated entities are published at the beginning of each fiscal year.

In 2007, the Government undertook a major reform of its accounting policies in order to fully comply with Canadian generally accepted accounting principles (GAAP) applicable to the public sector. In this regard, the Government’s reporting entity includes, as of April 1, 2006, the financial results of public health and social services institutions, school boards and CEGEPs (Collège d’enseignement général et professionnel), as well as the Université du Québec and its branches. Consolidated entities are thus presented in three separate groups: the non-budget-funded bodies and special funds, the health and social services and education networks, and the Generations Fund.

The accounts of the Consolidated Revenue Fund and the other entities included in the Government’s reporting entity, with the exception of Government enterprises and organizations in the health and social services and education networks, are consolidated line by line in the financial statements. In the wake of a recommendation in the November 29, 2007 Report of the Task Force on Government Accounting, the Government analyzed the characteristics of Immobilière SHQ to determine if it still met the characteristics of a Government enterprise. On the basis of this analysis, the Government concluded that Immobilière SHQ no longer met these characteristics and that, because of this change in status, the accounts of the agency would have to be consolidated line by line. The impact of this change was recorded retroactively to previous years, with restatement into Public Accounts 2007-2008.

Transactions are classified as “budgetary”, “non-budgetary” or “financing”:

•	budgetary transactions include:

With respect to the Consolidated Revenue Fund:

–	revenue consisting of taxes, duties and permits, net results from Government enterprises[1], transfers from the federal government and miscellaneous sources; and

–	expenditure consisting of operating expenditures for goods and services which include, among other things, transfer payments, remuneration and debt service.

With respect to consolidated entities2:

–

the net result of their self-generated revenues less their expenditures offset by transfers from the Consolidated Revenue Fund, except for the entities of the health and social services and education networks which are included on the basis of the modified equity method.

•

non-budgetary transactions include changes in the balances of investments, loans and advances made by the Government, particularly to its own enterprises, changes in net fixed assets made by the Government, changes in net investments in the health and social services and education networks, changes in the retirement plans liability and changes in other accounts.

•

financing transactions include changes in cash position, changes in net borrowings, changes in the retirement plans sinking fund and funds dedicated to employee’s future benefits and changes in the Generations Fund.

[1]

Government enterprises are separate legal entities that have the authority to enter into contracts in their own name and to act before the courts. Their main activity is the sale of goods or the delivery of services to individuals or to organizations not included in the Government’s reporting entity.

[2]

Consolidated entities are those entities required to report to the National Assembly for the management of their operations and for the use of their financial resources. They include non-budget-funded bodies and special funds that pursue objectives complementary to governmental programs but exclude Government enterprises. They include also the vast majority of organizations of the Government’s health and social services and education networks and the Generations Fund. From an administrative and accounting point of view, consolidated entities are under the direct control of the Government and form entities distinct from the Consolidated Revenue Fund.

The Balanced Budget Act is designed to ensure that over time and on a cumulative basis the Government maintains a balanced budget. Any sum that exceeds the budgetary balance or surplus objectives determined by the Act (an “Overrun”) by less than $1 billion in a fiscal year must be offset by the Government in the next fiscal year. If an Overrun exceeding $1 billion stems from any of the exceptional circumstances defined in the Act, the Government may exceed the deficit objective for more than one year, but must offset the Overrun over a maximum period of five years. If the Government achieves an accumulated surplus, it may then incur Overruns to the extent of that accumulated surplus. However, if the Government is operating under an offsetting financial plan, it must apply any surplus to offset any already recorded or anticipated Overruns.

Under the Act to establish a budgetary surplus reserve fund, a surplus may be appropriated to a budgetary reserve fund that may be used for capital projects or projects of defined duration or for other projects approved by the Government for a public interest purpose. The amounts paid into the reserve remain under full Government control.

The 2009-2010 Budget stipulated that the budget would be balanced in Fiscal 2009. A deficit of approximately $3.9 billion was expected for the following fiscal year.

However, due to the depth of the current recession which affects Québec as a result of the ongoing international financial crisis, the Government has determined that it would be unable to maintain a balanced budget for Fiscal 2010 and Fiscal 2011.

In order to support the economy, the Government determined that it needs to amend the Balance Budget Act with respect to Fiscal 2010 and Fiscal 2011, and in order to run a deficit to support employment during the current recession and to promote the return to economic growth. Otherwise, the Government would be obliged to substantially reduce its expenditures to compensate for lower revenues in Fiscal 2010. Given the extent of the economic difficulties, the Government therefore determined, as have most governments throughout the world, to support the economy at the cost of incurring deficits. As a result, the Government proposes to suspend the requirements of maintaining a balanced budget under the Balanced Budget Act retroactively to the date of the 2009-2010 Budget, for Fiscal 2010 and Fiscal 2011, so that it can ensure prudent management of its fiscal policy in this period of recession.

On May 13, 2009, the Government tabled proposed legislation that would amend the Balance Budget Act to temporarily suspend the effect of certain of its provisions in order to authorize the Government to run budget deficits for Fiscal 2010 and Fiscal 2011, which deficits would not have to be offset by means of Overruns in subsequent years. The Balance Budget Act would be further amended to allow the Government to gradually eliminate its budget deficit once the economic recovery is under way . Additionally, the proposed legislation would implement a reform of the accounting practices of the Government that would provide for the full consolidation of financial information from bodies in the health and social services and educational networks with that of the Government.

The Government fully subscribes to the objectives of the Balanced Budget Act, which has applied to it since 1996. In its financial framework, the Government will implement the necessary measures so that, once the economic recovery is well under way, a balanced budget will be restored by 2013-2014.

The following table summarizes the consolidated financial transactions of the Government for the three years ended March 31, 2008, the preliminary results for Fiscal 2009 and the budget forecast for Fiscal 2010.

Table 8

Summary of Consolidated Financial Transactions (1)
	Year ending March 31
	2006	2007	2008	Preliminary Results 2009	Budget Forecast 2010 (1)
	(dollar amounts in millions)
Budgetary transactions of the Consolidated Revenue Fund
Own-source revenue	$45,743	$49,651	$49,464	$48,555	$47,371
Federal transfers	9,969	11,015	13,629	13,924	14,841

Total revenue	55,712	60,666	63,093	62,479	62,212

Program spending	(49,229)	(51,734)	(54,826)	(57,400)	(59,989)
Debt service	(6,875)	(7,039)	(7,021)	(6,589)	(6,104)

Total expenditure	(56,104)	(58,773)	(61,847)	(63,989)	(66,093)

Net results of Consolidated Revenue Fund	(392)	1,893	1,246	(1,510)	(3,881)
Net results of consolidated entities	429	100	404	205	355

Surplus for the purposes of the public accounts	37	1,993	1,650	(1,305)	(3,526)
Deposits in the Generations Fund	—	(584)	(649)	(701)	(715)
Budgetary reserve (2)	—	(1,300)	(1,001)	2,006	295

Consolidated budgetary balance for the purposes of the Balanced Budget Act	37	109	0	0	(3,946)
Deposit of dedicated revenues in the Generations Fund (3)	—	584	449	569	715

Consolidated budgetary balance	37	693	449	569	(3,231)

Consolidated non-budgetary transactions
Investments, loans and advances	(1,182)	(2,157)	(2,410)	(17)	(1,345)
Fixed assets	(1,166)	(1,177)	(1,457)	(2,405)	(3,304)
Net investments in the networks	—	(1,002)	(487)	(815)	(1,004)
Retirement plans	2,310	2,559	2,458	2,300	2,490
Other accounts (4)	(208)	(1,676)	740	242	120
Consolidated non-budgetary requirements	(246)	(3,453)	(1,156)	(695)	(3,043)

Consolidated net financial requirements	$(209)	$(2,760)	$(707)	$(126)	$(6,274)

Consolidated financing transactions
Change in cash position (5)	49	(3,284)	2,965	(2,594)	5,984
Net borrowings (6)	4,390	11,076	3,286	8,364	3,222
Retirement plans’ sinking fund (7) and funds dedicated to employee’s future benefits (8)	(4,230)	(4,448)	(4,895)	(4,943)	(2,217)
Generations Fund (3)	—	(584)	(649)	(701)	(715)

Total consolidated financing transactions	$209	$2,760	$707	$126	$6,274

(1)

The categories set forth reflect the presentation of the 2009-2010 Budget. The results for Fiscal 2006 have not been restated in accordance with the accounting reform implemented in Fiscal 2007. Under the 2006-2007 accounting reform, the health and social services and education networks were incorporated into the Government reporting entity and the Government’s accounting policies have been changed to comply with Canadian generally accepted accounting principles (GAAP) applicable to the public sector. The impact of the accounting reform on the results for Fiscal 2008 was to reduce surplus for the purposes of the public accounts by $853 million.

(2)	A negative amount indicates an allocation to the reserve and a positive amount, a use of the reserve.
(3)

The Generations Fund was created in June 2006 by the adoption of the Act to reduce the debt and establish the Generations Fund and is a separate entity from the Consolidated Revenue Fund. This law establishes the fund as a permanent tool for reducing the debt burden. In addition, it stipulates that the monies accumulated in the Generations Fund are dedicated exclusively to repaying the debt.

(4)	Reflects notably year-to-year changes in accounts payable and receivable, cash on hand and outstanding bank deposits and checks.
(5)	A positive number indicates a net decrease in cash.
(6)

Represents mainly new borrowings of $11,569 million, $17,262 million, $9,995 million, $14,877 million and $11,360 million for each of Fiscal 2006 through 2010, respectively, less repayment of borrowings.

(7)

This sinking fund receives amounts to be used to cover retirement benefits payable by the Government under the public and parapublic sector retirement plans. (see “Consolidated Non-Budgetary Transactions Relating to Retirement Plans”).

(8)	These funds receive amounts used to cover employee’s future benefits (accumulated sick leave and surviving spouse’s pensions) payable to the Government’s employees.

2008-2009 Preliminary Results

Preliminary results for the Government’s financial transactions in Fiscal 2009 indicate that a balanced budget was achieved.

The revenue of the Consolidated Revenue Fund for Fiscal 2009 is expected to be $501 million lower than forecasted in the 2008-2009 Budget. Excluding Government enterprises, the downward adjustment to own-source revenue amounts to $471 million. This adjustment reflects mainly the lower-than-expected revenue from corporate taxes due essentially to the economic slowdown. The profits of Government enterprises were revised upward by $109 million, notably because of the additional profits of $363 million earned by Hydro-Québec, which were generated for the most part by growth in net sales of electricity outside Québec. This increase is offset by a $291-million decline in the profits of other Government enterprises compared with the forecast in the 2008-2009 Budget, of which $260 million is due to allowances for losses at the Société générale de financement du Québec. The $139 million decrease in federal transfers can be explained by two main factors: first, the value of the Québec special abatement was revised upward to reflect the most recent fiscal data; the value of the Québec special abatement (16.5% of basic federal personal income tax collected in Québec) reduces by an equivalent amount Québec’s revenues from federal transfers; second, the population data of the 2006 census, which has been final since Fall 2008, reduced federal transfers to Québec for health, post-secondary education and other social programs, since these transfers are allocated among the provinces on a per capita basis. Expenditure of the Consolidated Revenue Fund was revised upward by $134 million compared with the forecasts of the 2008-2009 Budget. The level of program spending (expenditures excluding debt service) set for Fiscal 2009 was revised upward by $452 million. This rise is mainly attributable to increases of $115 million in the allowance for doubtful accounts, $100 million for the harmonization of the accounting method of capital expenditures of the health and education networks and $77 million for elections held in Québec in 2008. Debt service was revised downward by $318 million primarily because interest rates were lower than forecast.

The net results of non-budget-funded bodies and special funds show a deficit of $175 million, a decrease of $30 million compared with the results forecast in the 2008-2009 Budget.

The net results of the health and social services and education networks for Fiscal 2009 show a deficit of $189 million, a decrease of $39 million compared with the results forecast in the 2008-2009 Budget.

Deposits in the Generations Fund for Fiscal 2009, including the additional deposit of $132 million from the budgetary reserve, are expected to total $701 million, a decrease of $41 million compared with the results forecast in the 2008-2009 Budget.

2009-2010 Budget

With its 2009-2010 Budget, the Government intends to be active in order to limit the adverse effects of the recession on the Québec economy and facilitate its recovery.

The tabling of the 2009-2010 Budget is the Government’s opportunity to use the fiscal tools at its disposal to achieve three goals:

1) to play a stabilizing role by supporting the economy and employment, in particular through substantial investment in infrastructure and by offering additional support to businesses to help them weather the recession, even at the cost of running deficits;

2) to prepare for economic recovery by implementing a bold plan to ensure sustainable and social development in Québec, to allow it to become a world leader in clean energy, green technology and the industries of the future in a new economic space ; and

3) to implement a plan which seeks to attain a return to fiscal balance by 2013-2014.

Through these fiscal measures, the Government is confirming its firm intention to support citizens and businesses in order to weather the recession and ensure economic recovery, while aiming to soundly restore public finances.

Consequently, the Government expects a deficit of approximately $3,946 million and net financial requirements of $6,274 million in 2009-2010. Net financial requirements amount to $4,189 million for non-budget-funded bodies and special funds and $2,800 million for the Consolidated Revenue Fund, while net financial surpluses are budgeted at $715 million for the Generations Fund.

In 2009-2010, total revenue of the Consolidated Revenue Fund is budgeted at $62,212 million, a decrease of 0.4% compared with the preliminary results for 2008-2009. Excluding Government enterprises, own-source revenue is budgeted at $42,612 million, a 2.8% decrease compared with 2008-2009 due to the impact of the economic recession and the additional costs associated with the fiscal measures announced in the 2009-2010 Budget and previous ones. The profits of Government enterprises are budgeted at $4,759 million, an increase of 0.5%. Nearly 76% of total revenue comes from own-source revenue. Federal transfers are expected to increase by 6.6% ($14,841 million) in 2009-2010.

The Government’s expenditure is expected to total $66,093 million in Fiscal 2010, 3.3% higher than the preliminary results of Fiscal 2009. Program spending will increase by 4.5% to $59,989 million. The growth in program spending is allocated mainly to the health and social services sector and the education sector. The ratio of the Government’s program spending to GDP is budgeted to be to 19.8% in 2009-2010. Consolidated Revenue Fund debt service is expected to decrease by 7.4% to $6,104 million due mainly to anticipated decline in interest rates. The portion of consolidated revenue allocated to total debt service is budgeted to represent 10.6% in 2009-2010, a decline from 13.3% in 2008-2009.

The consolidated entities are budgeted to provide net results of $355 million in 2009-2010, an increase of $150 million compared with net results recorded in 2008-2009, due particularly to a better financial situation of the health and social services and education networks.

The projections in the 2009-2010 Budget reflect the following assumptions regarding the economy of Québec for 2009.

Table 9

Economic Assumptions included in the 2009-2010 Budget for the Year 2009

Percentage Change over 2008
GDP:
At current market prices	-0.1%
In chained 2002 dollars	-1.2
Personal income	1.1
Business non-residential capital expenditures (2002 prices)	-8.4
International exports (2002 prices)	-8.3
Consumer expenditures	1.2
Labor force	0.1
Employment	-1.6

Average Rate

Unemployment rate	8.9%

Source:	Ministère des Finances du Québec.
Note:

Economic assumptions, such as those included in the table above in this report and in all amendments to this report, are developed by Québec for and are a necessary part of the budget process. Actual results may differ materially from these assumptions.

Consolidated Revenue Fund Revenue

The following table shows own-source revenue and federal transfers by source for the Consolidated Revenue Fund.

Table 10

Consolidated Revenue Fund Revenue
	Year ending March 31
	2006	2007	2008	Preliminary Results 2009	Budget Forecast 2010	% of Total 2010
	(dollar amounts in millions)
Income and property taxes
Personal income tax	$16,449	$18,480	$18,648	$18,223	$18,203	29.3%
Contributions to the Health Services Fund	5,047	5,053	5,404	5,576	5,597	9.0
Corporate taxes	4,786	4,779	4,819	3,972	3,266	5.2

	26,282	28,312	28,871	27,771	27,066	43.5
Consumption taxes
Retail sales	9,614	9,873	10,238	10,796	10,498	16.9
Fuel	1,657	1,678	1,656	1,629	1,653	2.7
Tobacco	752	678	647	628	593	0.9
Alcoholic beverages	415	422	421	439	440	0.7

	12,438	12,651	12,962	13,492	13,184	21.2
Duties and permits
Motor vehicles	725	741	757	753	755	1.2
Natural resources	210	136	86	(61)	(74)	-0.1
Other	203	179	197	188	188	0.3

	1,138	1,056	1,040	880	869	1.4
Miscellaneous
Sales of goods and services	383	396	399	401	396	0.6
Interest	463	541	562	622	588	1.0
Fines, forfeitures and recoveries	485	479	605	655	509	0.8

	1,331	1,416	1,566	1,678	1,493	2.4
Revenue from Government enterprises (1)
Société des alcools du Québec	657	710	761	797	800	1.3
Loto-Québec	1,537	1,391	1,360	1,320	1,295	2.1
Hydro-Québec	2,323	4,043	2,926	2,863	2,700	4.3
Other	37	72	(22)	(246)	(36)	-0.1

	4,554	6,216	5,025	4,734	4,759	7.6

Total own-source revenue	45,743	49,651	49,464	48,555	47,371	76.1
Federal transfers
Equalization	4,798	5,539	7,160	8,028	8,355	13.4
Health transfers	3,185	3,649	3,925	3,741	4,137	6.7
Transfers for post-secondary education and other social programs	1,034	1,070	1,516	1,267	1,413	2.3
Other programs	952	757	1,028	888	936	1.5

Total federal transfers	9,969	11,015	13,629	13,924	14,841	23.9

Total revenue	$55,712	$60,666	$63,093	$62,479	$62,212	100.0%

(1)

Includes the dividends declared and the changes in surpluses or deficits accumulated by Government enterprises, which are consolidated with a corresponding revaluation of the investment held by the Government. The declared dividends were $3,320 million, $4,442 million, $4,218 million and $4,369 million for each of Fiscal 2006 through 2009, respectively, and are budgeted to be $4,031 million for Fiscal 2010.

Taxes. The Government and the federal government share the power to levy personal income taxes in Québec. The Government levies and collects its own personal income tax at rates ranging from 16% to 24% in three brackets.

In Québec, businesses are subject to a tax on profits, a tax on capital and a tax on payroll. A tax rate of 11.9% is applied to the profits of corporations. Small and medium-size enterprises (“SME”) are taxed at a reduced rate of 8% that, since the 2009-2010 Budget, applies on the first $500,000 of income from an eligible business. Previously, the eligible income threshold was $400,000.

The May 24, 2007 budget announced a plan for the elimination of the tax on capital for all companies as of January 1, 2011. The rate of the tax on capital is 0.24% for 2009 (0.36% in 2008) for all corporations, other than those in the manufacturing sector for which the tax on capital was eliminated on March 14, 2008. The rate will be reduced gradually on January 1 of each year. It will be 0.12% in 2010 and 0% as of 2011. The rate applicable to financial institutions is double the general rate and will be reduced in the same proportions. The basic exemption on paid-up capital applicable to SMEs remains at $1 million. A partial exemption applies for companies whose paid-up capital is greater than $1 million but less than $4 million.

In addition to the various measures previously announced, Québec’s corporate tax system provides incentives for the development of the new economy such as tax credits for scientific research and experimental development activities. Measures also exist to stimulate investment and improve productivity, like the 5% investment tax credit on manufacturing and processing equipment (the rate rises to 20%, 30% or 40% in the resource regions).

A payroll tax is applied to finance the Health Services Fund. The tax rate is 2.7% for payrolls of $1 million or less. The rate increases proportionally from 2.7% to 4.26% for payrolls between $1 million and $5 million. For payrolls of $5 million or more, the tax rate is 4.26%.

The Québec Sales Tax (“QST”) is a multi-stage value-added tax that applies uniformly at each stage of the production and marketing of goods and services. A mechanism provides rebates of the tax paid on inputs at various stages of production in order to avoid double taxation. For large businesses, QST rebates are not allowed on energy (unless used to produce movable property), telecommunications, road vehicles, fuel and meals and entertainment. The QST rate is currently 7.5%. It was announced in the 2009-2010 budget that the QST rate will be raised to 8.5% as of January 1, 2011.

On June 30, 2003, the Grand Chief of the Assembly of First Nations of Québec and Labrador filed a motion in Québec Superior Court for authorization to file a class action on behalf of all status Indians (except for James Bay Crees) who have paid Québec fuel tax since July 1, 1973 (the date on which this tax came into force) on purchases of fuel on a reserve in Québec. The Court authorized this class action in May 2007 but the class action has not been filed yet. Québec fuel tax legislation requires status Indians to pay the fuel tax embedded in the price of fuel at the pump but allows them to claim a rebate of the tax paid from the Québec Ministry of Revenue. The class action alleges that many status Indians failed to file a rebate claim for the fuel tax they paid and that the rebate system is not valid as the tax should not have been paid in the first place in view of the federal Indian Act, which exempts from taxes the property of a status Indian when it is located on a reserve. The amounts the class action could potentially involve have not yet been ascertained. The Grand Chief of the Assembly of First Nations of Québec and Labrador and the Minister responsible for Aboriginal Affairs have publicly indicated their preference for a negotiated settlement of this issue.

Federal Transfers. Equalization revenues amount to more than half of the federal transfers. Equalization is designed to enable provincial governments to offer reasonably comparable levels of public services without having to impose unduly high taxation. In its March 2007 budget, the federal government announced a thorough reform of the equalization program on the basis of the recommendations made by the Expert Panel on Equalization and Territorial Formula Financing. However, on November 3, 2008, the federal government announced the introduction of new caps on equalization. These caps place limits on the equalization entitlements of recipient provinces.

The federal government contributes to the financing of provincial health programs by means of the Canada Health Transfer (“CHT”) and post-secondary education and other social programs by means of the Canada Social Transfer (“CST”).

Since 2007-2008, the CST is allocated on a purely per capita basis. The prior formula, which has been replaced, took into account the value of the tax points transferred to the provinces in 1977.

The federal government has undertaken to do the same thing for the CHT as of 2014-2015, once the health agreement signed by the First Ministers in September 2004 expires.

For Canada as a whole, the CHT is indexed by 6% per year while the CST is indexed by 3% per year.

Other federal transfers generally represent cost-sharing agreements for different provincial programs that relate to, among other things, the labor market, immigration and education.

Consolidated Revenue Fund Expenditure

The following table shows program spending and debt service by mission for the Consolidated Revenue Fund.

Table 11

Consolidated Revenue Fund Expenditure

	Year ending March 31
	2006	2007	2008	Preliminary Results 2009	Budget Forecast 2010	% of Total 2010
	(dollar amounts in millions)
Economy and Environment:
Transports	$1,776	$1,953	$2,148	$2,347	$2,771	4.2%
Affaires municipales, Régions et occupation du territoire	950	999	1,152	1,128	1,159	1.8
Emploi et Solidarité sociale	803	839	875	959	935	1.4
Développement économique, Innovation et Exportation	689	519	706	833	915	1.4
Agriculture, Pêcheries et Alimentation	658	694	724	711	720	1.1
Other	893	950	1,102	1,038	1,043	1.5

	5,769	5,954	6,707	7,016	7,543	11.4
Education and Culture:
Éducation, Loisir et Sport	11,567	11,901	12,559	13,165	13,639	20.6
Teachers Pension Plan	714	738	840	776	792	1.2
Culture, Communications et Condition féminine	536	593	623	647	656	1.0
Other	115	124	131	129	296	0.5

	12,932	13,356	14,153	14,717	15,383	23.3
Health and Social Services:
Santé et Services sociaux (1)	15,817	16,783	17,931	18,783	19,649	29.7
Régie de l’assurance maladie du Québec (2)	5,346	5,670	6,123	6,634	7,223	10.9

	21,163	22,453	24,054	25,417	26,872	40.6
Support for Individuals and Families:
Emploi et Solidarité sociale	3,234	3,246	3,294	3,272	3,293	5.0
Famille et Aînés	1,604	1,718	1,836	1,947	2,066	3.1
Other	232	228	238	241	242	0.4

	5,070	5,192	5,368	5,460	5,601	8.5
Administration and Justice:
Sécurité publique	942	987	1,054	1,060	1,082	1.6
Revenu (3)	1,022	1,090	1,215	1,080	1,050	1.6
Affaires municipales, Régions et occupation du territoire	802	860	669	665	668	1.0
Justice	428	507	456	441	451	0.7
Pension and insurance plans	300	392	323	334	338	0.5
Other	801	943	827	1,210	1,247	1.9

	4,295	4,779	4,544	4,790	4,836	7.3

Anticipated lapsed appropriations	—	—	—	—	(150)	(0.2)
Deferred appropriations in 2009-2010	—	—	—	—	(96)	(0.1)

	—	—	—	—	(246)	(0.3)

Total program spending	49,229	51,734	54,826	57,400	59,989	90.8

Debt service:
Direct debt service	4,044	4,357	4,548	4,421	3,760	5.7
Interest ascribed to the retirement plans	2,831	2,682	2,473	2,168	2,344	3.5

Total debt service	6,875	7,039	7,021	6,589	6,104	9.2

Total expenditure	$56,104	$58,773	$61,847	$63,989	$66,093	100.0%

(1)	Includes the cost of benefits vested during the year for the retirement plans.
(2)	The Québec health insurance plan.
(3)	The department responsible for the administration of most tax laws and the collection of taxes in Québec.

Economy and Environment.  Spending should rise 7.5% for Fiscal 2010 compared to Fiscal 2009. The increase in spending is attributable mainly to an increase in funding for programs in the “Transport” portfolio stemming, among other things, from the implementation of the Québec Infrastructure Plan for the repair of the road network.

Program spending under the “Transport” portfolio includes in particular the contribution to the funding of the Road Network Preservation and Improvement Fund, maintenance of transportation infrastructure and assistance for the acquisition of public transit capital assets.

The programs of the “Municipal Affairs, Regions and Land Occupancy” portfolio include in particular expenditures relating to housing as well as those for upgrading infrastructure and urban renewal.

The programs regarding this mission also include funding for employment assistance measures, technical and financial support for economic development, research, innovation and export trade, development of bio-food companies, training and food quality as well as for financial risk management programs for farm enterprises. A substantial portion of the other programs concerns management of natural resources, protection and development of wildlife resources, protection of the environment and management of parks, promotion and development of tourism as well as international affairs.

Education and Culture.  Spending is budgeted to increase by 4.5% for Fiscal 2010 compared to Fiscal 2009. This rise will ensure in particular that the quality of services is maintained, provide funding for the various growth factors of the education networks and for reinvestment for college and university education. Forecast spending for Fiscal 2009 includes $8,055 million for pre-school education and primary and secondary education and $4,465 million for higher education.

Health and Social Services.  Spending is budgeted to increase by 5.7% for Fiscal 2010 compared to Fiscal 2009. The budget increase will be used to, among other things, fund pay adjustments of network personnel and health professionals as well as the growth in costs of prescription drugs under the prescription drug insurance plan.

Support for Individuals and Families.  Spending is budgeted to increase by 2.6% for Fiscal 2010 compared to Fiscal 2009. Support programs include income security for low-income households, funding of daycare services for children and legal aid.

Administration and Justice.  Spending is budgeted to increase by 1.0% for Fiscal 2010 compared to Fiscal 2009. These expenditures include civil protection and tax administration programs, as well as compensation in lieu of taxes paid to municipalities regarding the Government’s buildings and those of the health and social services and the education networks as well as foreign governments.

Debt Repayment.  Spending is budgeted to decrease by 7.4% for Fiscal 2010 compared to Fiscal 2009. Direct debt service and interest on the retirement plans account are the two largest components of this category. The expected decline is attributable mainly to lower interest rates.

Government Employees and Collective Unions

In Fiscal 2010, budgeted expenditures for salaries and wages cover more than 414,000 full-time equivalent employees who are either civil servants or school or hospital employees (of which 6% are not subject to collective bargaining agreements). These budgeted expenditures amount to $32.8 billion in Fiscal 2010.

On December 15, 2005, the Act Concerning the Working Conditions in the Public Sector (the “Act”) was adopted by the Government. This Act sets forth the working conditions and salaries up to March 31st, 2010 for most of the Government employees whose collective bargaining agreements had lapsed or who were not covered by such an agreement. In accordance with the Government’s budgetary framework, the Act implements the salary offers first tabled in June 2004, with a salary increase of 2% annually for Fiscal 2007 through Fiscal 2010. In January 2006, certain unions representing Government employees petitioned the courts to invalidate the Act.

The next round of collective bargaining should begin in Fall 2009, with the unions tabling their demands regarding working conditions and salaries.

As for the pay equity settlement of 2006, the Government has come to an agreement with the unions representing its civil servants and school or hospital employees, under which 360,000 employees received pay equity rectifications. The amounts were retroactive to November 21, 2001, with interest.

Bill 25 amending the Pay Equity Act, introduced on March 12, 2009, will ease pay equity maintenance going forward, with the assessment of pay equity being carried out every five years. The Bill should be adopted by the end of June 2009.

Consolidated Non-Budgetary Transactions

The following table shows the distribution of the consolidated non-budgetary transactions.

Table 12

Consolidated Non-Budgetary Transactions

	Year ending March 31
	2006	2007	2008	Preliminary Results 2009	Budget Forecast 2010
	(dollar amounts in millions)
Investments, loans and advances
Consolidated Revenue Fund
Government enterprises
Shares and investments	$27	$(125)	$—	$(260)	$(635)
Change in the equity value of investments (1)	(1,234)	(1,774)	(807)	(365)	(728)
Loans and advances	(45)	(42)	(82)	(49)	(72)

Total Government enterprises	(1,252)	(1,941)	(889)	(674)	(1,435)
Investment with the Caisse de dépôt et placement du Québec (2)	—	—	(1,122)	805	295
Other	(231)	(18)	1	(2)	21

	(1,483)	(1,959)	(2,010)	129	(1,119)
Consolidated entities	301	(198)	(400)	(146)	(226)

Total investments, loans and advances	(1,182)	(2,157)	(2,410)	(17)	(1,345)

Fixed assets
Consolidated Revenue Fund
Net investments	(160)	(188)	(222)	(382)	(436)
Depreciation	215	225	234	255	257

	55	37	12	(127)	(179)
Consolidated entities	(1,221)	(1,214)	(1,469)	(2,278)	(3,125)

Total fixed assets	(1,166)	(1,177)	(1,457)	(2,405)	(3,304)

Net investments in the networks
Annual deficit	—	219	442	189	120
Loans and advances to the networks	—	(1,221)	(929)	(1,004)	(1,124)

Total net investments in the networks	—	(1,002)	(487)	(815)	(1,004)

Retirement plans and other employee future benefits
Cost of vested benefits, amortizations and contributions (3)	1,766	1,936	2,049	2,067	2,040
Interest on the actuarial obligation (4)	4,061	4,157	4,398	4,365	4,510
Benefits, repayments and administrative expenses (5)	(3,517)	(3,534)	(3,989)	(4,132)	(4,060)

Total retirement plans and other employee future benefits	2,310	2,559	2,458	2,300	2,490

Other accounts
Consolidated Revenue Fund	(364)	(1,101)	682	(366)	(406)
Consolidated entities	156	(575)	58	608	526

Total other accounts	(208)	(1,676)	740	242	120

Total consolidated non-budgetary transactions	$(246)	$(3,453)	$(1,156)	$(695)	$(3,043)

(1)	Change in accumulated surpluses or deficits (i.e., change in net income (loss) after declared dividends to the Government).
(2)	Represents the deposit of the budgetary reserve fund.
(3)

The Government covers costs at a rate of 50% for years of service since July 1, 1982 for the RREGOP and since January 1, 2001 for RRPE. For most of the other plans, the Government covers the difference between the cost of each plan and the contributions paid by participants (cost-balance pension plans). For years of service accumulated as of January 1, 2000, pension benefits will be adjusted based on the higher result from the following two calculations: inflation less 3% or half the inflation rate. Previously, pension benefits for years of service accumulated between 1982 and 1999 inclusive were adjusted by the inflation rate less 3%. Benefits for years of service accumulated before 1982 were adjusted by the inflation rate.

(4)

Excludes impact of the income from the retirement plans sinking fund of $1,230 million, $1,440 million, $1,887 million and $2,216 millions for each of Fiscal 2006 through 2009, respectively. The income for Fiscal 2010 is expected to be $2,166 million.

(5)

The retirement plans liability, excluding the retirement plans sinking fund estimated at $36.1 billion, is estimated at $62.2 billion for Fiscal 2009, consisting of $39.3 billion in respect of RREGOP and RRPE and $25.2 billion in respect of the other public sector plans. These liabilities are estimated in accordance with the method recommended by the Public Sector Accounting and Auditing Board of the Canadian Institute of Chartered Accountants (“CICA”) regarding the accounting of public sector pension plans.

Investments, Loans and Advances.  Investments, loans and advances represent capital contributions, loans or advances made to Government enterprises and agencies, municipalities, private corporations and individuals. Investments represent mainly equity transactions by the Government in its enterprises and also reflect the Government’s share in profits and losses of enterprises in which the Government holds capital stock. Loans and advances are repayable to the Government, although not all repayment schedules have been set (see “Government Enterprises and Agencies”).

Fixed Assets.  The Government records fixed assets and depreciates them over their useful life. Fixed assets consist of acquisitions and dispositions and the cost of depreciation of the recorded value of these fixed assets.

Retirement Plans.  Retirement plans include transactions relating to the public sector retirement plans administered by the Government. The Government and Public Employees Retirement Plan (Régime de retraite des employés du gouvernement et des organismes publics or “RREGOP”) was established by the Government in 1973 for civil servants, teachers and employees in health and social services who opted to join the plan and all those who were hired after June 30, 1973. The Pension Plan for Management Personnel (Régime de retraite du personnel d’encadrement or “RRPE”) covers management and comparable personnel since January 1, 2001. Until then, those employees had participated in the RREGOP. RREGOP and RRPE cover 521,550 employees and other plans cover 9,951 employees as of December 31, 2007.

The Government accounts for its contributions (including those for current services and interest on the actuarial obligation for the plans) as a budgetary expenditure. This expenditure takes the form of provisions and is not generally a cash expenditure in the year. Accordingly, the impact of these contributions is to increase the budgetary deficit without affecting net financial requirements, since they are offset by an equal amount in non-budgetary transactions. The portion of benefits and other payments that are the responsibility of the Government are a claim on, and are payable out of, the Consolidated Revenue Fund.

In Fiscal 1994, the Government created the retirement plans sinking fund (“RPSF”) managed by the Caisse de dépôt et placement du Québec, which consists of a cash reserve that may eventually be used for paying the retirement benefits of public sector employees. In December 1999, the Government announced that it would accelerate its deposits to the RPSF to ensure that by 2020 the sums accumulated in this fund would be equal to 70% of the Government’s actuarial obligations, as shown in the Public accounts, through that date with respect to the retirement plans of public sector employees.

On December 19, 2001, several associations of executives participating in public and parapublic retirement plans filed a motion for a declaratory judgement asking the Québec Superior Court to declare that (i) the Government, in its financial statements, does not acknowledge the totality of its financial obligations as an employer pursuant to the Act respecting the Government and Public Employees Retirement Plan, (ii) the Government, in its financial statements, does not correctly record the amount of its financial commitments regarding the share of the cost of the RREGOP and that of the Pension Plan of Peace Officers in Correctional Services (Régime de retraite des agents de la paix en services correctionnels or “RRAPSC”), and (iii) the Government’s share of the cost in the funding of these plans creates a financial obligation for the Government as an employer, the value of which corresponds to the fund the Government would have accumulated had it paid its contributions since 1973 on the same basis used to determine the participants’ fund. On May 14, 2004, the petitioners amended this motion to withdraw the first two issues described above, retaining only the last issue.

On July 15, 2004, the Québec Superior Court rendered its decision on the motion for declaratory judgment concluding that (i) the Government adequately disclosed its financial commitments in accordance with the Guidelines of the Canadian Institute of Chartered Accountants regarding the share of the cost of the RREGOP, the RRPE and the RRAPSC, and (ii) the Government does not have an obligation, arising from the share of the cost of funding these plans, to apply the same actuarial basis as the one used to fund the participants’ pension account. The Court further concluded that, from the evidence adduced at bar, the pension patrimony of each participant did not suffer, at any time, any harm from the use of another actuarial basis. On August 13, 2004, the plaintiffs filed an appeal with the Québec Court of Appeal.

On April 7, 2006, various union organizations representing participants in the RREGOP filed a motion for a declaratory judgement with the Québec Superior Court to determine that (i) the RREGOP fund is constituted of the participants’ payroll contributions and contributions by the Government, (ii) the RREGOP fund constitutes a patrimony distinct from the Government, and (iii) the Government has a commitment in regards to the sharing of the cost of the RREGOP whose value corresponds to the fund it would have constituted had it paid its contributions since 1973 on the same bases as those used to determine the participants’ funds.

The appeal filed on August 13, 2004, regarding the first above-mentioned motion, will not be heard until the decision on the motion filed on April 7, 2006 is rendered. No decision has been rendered with respect to the April 2006 motion as of yet. The Court is now expected to hear the motion in Spring 2010.

Other Accounts.  The transactions related to other non-budgetary accounts reflect, notably, year-to-year changes in accounts payable and receivable, cash on hand and outstanding bank deposits and checks. These accounts normally fluctuate according to the overall volume of financial transactions. They may be subject to significant variations from year to year, however, since they depend on the coordination of collection and disbursement transactions.

Table 13

Québec’s Financial Assets and Liabilities

	Fiscal year ending March 31
	2007	2008
	(dollar amounts in millions)

Financial Assets (1)	$ 47,856	$ 49,016
Liabilities (2)	$172,153	$173,334
Government Guaranteed Debt (3)	$ 32,674	$ 32,399

(1)

Financial assets include short-term investments, accounts receivable, inventories intended for sales, investment in Government enterprises, long-term investments, the Generations Fund and deferred expenses related to debts. Short-term investments, which include Treasury bills, notes, deposit certificates, banker’s acceptances, bonds, commercial paper and other similar instruments amounted to, as at March 31, 2008, $3.159 billion compared to $6.136 billion as at March 31, 2007.

(2)

Liabilities are comprised of bank overdraft, accounts payable and accrued expenses, deferred revenue, transfers from the federal government to be repaid, pension plans and other future social benefits, direct debt, debt to finance the health and social services and education networks and debt to finance the work of municipal bodies.

(3)	See “Public Sector Debt - Guaranteed Debt” .

Government Enterprises and Agencies

Government enterprises and agencies can be divided into three categories: enterprises included in the Government’s reporting entity, agencies whose reporting entity is included in the Government’s reporting entity and agencies which conduct fiduciary transactions that are not included in the Government’s reporting entity.

Most of the enterprises included in the Government’s reporting entity are stock companies that are owned exclusively by the Government and operate on a commercial basis. The Government may guarantee the debt of some of these enterprises. Some of them pay dividends to the Government. Société des alcools du Québec and Loto-Québec transfer as dividends all of their net earnings to the Government. In previous years, Hydro-Québec generally paid as dividends approximately 50% of its net income. In the 2008-2009 Budget Speech, the Government changed the dividend payment policy so that henceforth, Hydro-Québec pays as dividends approximately 75% of its net income calculated in accordance with the provisions of the Hydro-Québec Act.

Agencies whose reporting entity is included in the Government’s reporting entity are budgetary corporations whose expenditures are funded in part or in whole through funds appropriated by the National Assembly. These enterprises may benefit from loans and advances from the Government. The debt service of some of these corporations may be guaranteed in part by the Government.

Agencies that conduct fiduciary transactions play an important economic role in Québec. As an investment manager, Caisse de dépôt et placement du Québec invests funds on behalf of public retirement plans, insurance plans and other public enterprises.

The Government emphasizes the strategic role of its enterprises and agencies by initiating investment projects that are profitable and creating jobs in partnership with the private sector.

The Government manages an extensive portfolio of assets through Government enterprises. Those assets may be sold to the private sector when the timing is deemed appropriate.

Table 14

Major Enterprises and Agencies

Area of Activity
Enterprises included in the Government’s reporting entity

Hydro-Québec	Energy production and distribution
Loto-Québec	Gaming
Société des alcools du Québec (“SAQ”)	Wholesale and retail sale of alcoholic beverages
Société générale de financement du Québec (“SGF”)	Economic development (Industrial sector)
Sociétés Innovatech (Grand Montréal, Québec et Chaudière-Appalaches, Sud du Québec, Régions ressources)	Venture Capital (High technology sector)

Agencies whose reporting entity is included in the Government’s reporting entity

Corporation d’hébergement du Québec (“CHQ”)	Construction, development and management of health care buildings
Financement-Québec	Financing public sector organizations
Immobilière-SHQ	Development and management of public housing
Investissement Québec	Economic development (SME-high technology and SME-industrial sectors)
Société immobilière du Québec (“SIQ”)	Construction, development and management of public buildings
Société québécoise d’assainissement des eaux (“SQAE”)	Water purification

Agencies which conduct fiduciary transactions that are not included in the Government’s reporting entity
Caisse de dépôt et placement du Québec (“Caisse”)	Investment management
Commission administrative des régimes de retraite et d’assurances (“CARRA”)	Public sector pension funds management
Régie des rentes du Québec (“RRQ”)	Pension funds management

The following table shows total Government investment in and guaranteed debt of certain Government enterprises as well as certain financial information as of the latest fiscal year for which this information is publicly available.

Table 15

Financial Information on Certain Government Enterprises and Agencies Included in the Government’s Reporting Entity(1)

	Share Capital	Loans and Advances (2)	Accumulated Surplus (Deficit) (3)	Total Government Investment (4)	Debt Guaranteed by the Government	Assets	Revenue	Net Income (Loss) (5)

	(dollar amounts in millions)
Enterprises included in the Government’s reporting entity:
Hydro-Québec (12-31-2008)	4,374	-	17,688	22,062	34,881	66,774	12,717	3,141
Loto-Québec (03-31-2008)	-	-	134	134	-	1,105	3,850	1,436
SAQ (03-29-2008)	30	-	13	43	-	593	2,294	761
SGF (12-31-2008)	2,173	-	(704)	1,469	-	1,996	1,092	(261)

	$6,577		$17,131	$23,708	$34,881	$70,468	$19,953	$5,077

Agencies whose reporting entity is included in the Government’s reporting entity:
CHQ (03-31-2008)(6)	$32		172	204	-	4,411	318	18
Financement-Québec (03-31-2008)(6)	10	605	84	699	12,555	14,616	11	10
Immobilière-SHQ (12-31-2007)(6)	14	-	59	73	-	2,030	199	11
Investissement Québec (03-31-2008)	33	-	516	549	2,664	5,119	210	37
SIQ (03-31-2008)	87		97	184	208	1,902	627	4
SQAE (03-31-2008)	-	-	-	-	50	2,527	140	-

	$176	$605	$928	$1,708	$15,477	$30,605	$1,505	$80

Total	$6,753	$605	$18,059	$25,417	$50,358	$101,073	$21,458	$5,157

(1)	All financial information is as of the fiscal year-end indicated for each enterprise or for the fiscal year then ended.
(2)	Does not include loans from the Financing Fund. (The Financing Fund offers financing services only to consolidated organizations and other Government enterprises.)
(3)	Includes accumulated other comprehensive income.
(4)	Total Government Investment is the sum of Share Capital, Loans and Advances and Accumulated Surplus (Deficit). (See discussion of individual enterprises below).
(5)

In the case of agencies whose reporting entity is included in the Government’s reporting entity, Net Income (Loss) figures include, as revenue, financial assistance from the Government for operating purposes.

(6)

The recent accounting reform first altered the status of five governmental corporations (CHQ, Financement-Québec, Société de développement de la Baie-James, Société des établissements de plein air du Québec and Société de l’assurance automobile du Québec). They were joined by Immobilière SHQ whose results were adjusted retroactively in the Government’s books for Fiscal 2007. These corporations are no longer recorded at equity value as enterprises of the Government, but rather are considered governmental organizations, and their results are consolidated line-by-line.

Enterprises Included in the Government’s Reporting Entity

Hydro-Québec. Hydro-Québec operates one of the two largest systems in Canada for the generation and distribution of electric power. Hydro-Québec supplies virtually all electric power distributed in Québec.

Under the provisions of the Hydro-Québec Act, Hydro-Québec is mandated to supply power and to pursue endeavors in energy-related research and promotion, energy conversion and conservation, and any field connected with or related to power or energy. Under the Hydro-Québec Act, the Government is entitled to declare a dividend from Hydro-Québec when certain financial criteria are met. The Government received a dividend of $2.252 billion from Hydro-Québec in Fiscal 2008, compared with $2.095 billion in Fiscal 2007.

As of December 31, 2008, Hydro-Québec operates 59 hydroelectric plants with a combined installed capacity of 34,118 MW, 27 thermal plants totaling 1,634 MW, one nuclear plant with a capacity of 675 MW and one wind farm with a capacity of 2 MW. Hydro-Québec also has access to 4,765 MW of the output from the Churchill Falls (Labrador) Corporation Limited generating station (5,428 MW). In 2008, Hydro-Québec purchased all the output from eight privately-owned wind farms with a total installed capacity of 530 MW and 1,277 MW are available under agreements with other independent suppliers. Hydro-Québec maintains more than 20,500 miles of transmission lines.

Table 16

Hydro-Québec’s Operations

	Year ended December 31
	2004	2005	2006	2007	2008
	(dollars in millions)
Total electricity sales (terawatthours)	180.3	184.5	181.8	192.8	191.7
Total revenue from electricity sales	$10,006	$10,585	$10,551	$11,985	$12,364
Revenue from electricity sales outside Québec	$1,084	$1,464	$1,149	$1,617	$1,919
Capital investments affecting cash (1)	$3,112	$3,384	$3,497	$3,636	$3,992
Net income	$2,435	$2,252	$3,741	$2,907	$3,141
Interest coverage (2)	1.79	2.00	2.06	2.13	2.12
Capitalization ratio (3)	32.7%	34.1%	36.1%	37.5%	37.7%
Debt guaranteed by Government (at end of period)	$31,784	$32,413	$33,798	$33,402	$34,881
(1)	Including Energy Efficiency Programs.
(2)	Sum of operating income and net investment income divided by gross interest expense.
(3)	Equity divided by the sum of equity, long-term debt, perpetual debt, short-term borrowings, current portion of long-term debt and derivative instrument liabilities, less derivative instrument assets.

The Act respecting the Régie de l’énergie (the “Energy Board Act”), enacted in 1996, grants the Régie de l’énergie (the “Energy Board”) exclusive authority to determine or modify Hydro-Québec’s rates and conditions under which electricity is transmitted and distributed by Hydro-Québec. Under this legislation, rates are set by reasoned decision of three commissioners after public hearings. Moreover, the Energy Board Act stipulates that rates are determined on a basis that allows for recovery of the cost of service plus a reasonable return on the rate base. The Energy Board consists of seven full-time members appointed by the Government and, in the exercise of its functions, is charged with reconciling the public interest, consumer protection and the fair treatment of the electric power carrier and of distributors. The Energy Board Act was amended in December 2006 to grant the Energy Board new powers regarding energy efficiency programs and actions as well as mandatory reliability standards.

Under the Energy Board Act, Hydro-Québec has been granted exclusive rights for the distribution of electric power throughout Québec, excluding the territories served by distributors operating a municipal or private electric system as of May 13, 1997. The Energy Board has the authority to: fix, or modify, after holding public hearings, Hydro-Québec’s rates and conditions for the transmission and distribution of electric power; approve its electric power supply plan; designate a reliability coordinator for Québec and adopt the standards of reliability proposed by the designated reliability coordinator; authorize its transmission and distribution investment projects; approve its distribution commercial programs; and, rule upon complaints from customers concerning rates or service.

Hydro-Québec’s 2006-2010 Strategic Plan sets forth three main priorities: (i) energy efficiency; (ii) complementary development of hydroelectric and wind power, the two main renewable energy sources in Québec; and (iii) technological innovation. More specifically, Hydro-Québec plans: (a) to promote conservation of energy by investing in energy saving programs; (b) to increase its hydroelectric generating capacity by accelerating project development and by creating a portfolio of projects with a total generating capacity of 4,500 MW; (c) the complementary development of its hydroelectric capacity and of up to 4,000 MW of wind power by 2015; (d) to increase, with technological innovations, the productivity of its generating facilities, reduce losses on its transmission and distribution systems and make buildings more energy-efficient; and (e) the development of innovative energy efficiency technologies.

On December 30, 2003, representatives of the Innus of Takuikan Uashat Mak Mani-Utenam instituted an action against the Attorney-General of Canada, the Attorney-General of Québec and Hydro-Québec seeking judicial recognition of their aboriginal rights and of their unextinguished Indian title over certain areas of land in Québec. Plaintiffs, who claim not to be parties to the JBNQA, allege that the JBNQA and certain federal and provincial laws are illegal, inoperative, unconstitutional and not binding upon the plaintiffs. The plaintiffs seek various orders, including rendering of accounts and revenue sharing for the unlawful use and management of the lands, notably in respect of hydroelectric facilities on these lands, and awarding damages from Canada, Québec and Hydro-Québec, jointly and severally, in an amount of up to $1.5 billion (subject to further increase by the plaintiffs). In June 2005, as requested by the parties, the Québec Superior Court suspended the legal action for five years. However on January 27, 2009, at the request of the Attorney-General of Canada, the suspension of the proceedings was lifted and the case has been reactivated. Québec and Hydro-Québec intend to contest this claim (see “Native Peoples”).

In November 2006, the Innus of Pessamit re-activated an action that was filed in 1998 against the Attorney-General of Canada, the Attorney-General of Québec and Hydro-Québec seeking judicial recognition of their aboriginal rights and title over certain areas of land in Québec where Hydro-Québec’s Manicouagan-Outardes hydroelectric facilities are located. The Innus intend to seek various orders including an award of damages against Canada, Québec and Hydro-Québec, jointly and severally, in an amount of $10.8 billion. In addition, the Innus of Pessamit are claiming compensatory annual payments of $657 million from Hydro-Québec. Québec and Hydro-Québec intend to contest this claim (see “Native Peoples”).

Loto-Québec. Loto-Québec operates and administers lottery systems and gaming facilities, including casinos, a video lottery network and on-line products in the bingo industry. Its lottery products are sold at more than 8,680 points of sale. Loto-Québec currently operates three Government-owned casinos in Montréal, Charlevoix and Gatineau and expects to open its new casino in Mont-Tremblant on June 24th 2009. Its video lottery network is comprised of video lottery terminals located in approximately 2,325 establishments. Loto-Québec pays all of its net earnings to the Government as dividends after payment of specified-purpose accounts amounting to $76 million for Fiscal 2008. The 2009-2010 Budget anticipates dividends from Loto-Québec of $1,320 million for Fiscal 2009 and $1,295 million for Fiscal 2010 compared with $1,361 million received in Fiscal 2008.

On August 2, 2002, a class action was instituted against Loto-Québec in the Québec Superior Court on behalf of people who, since 1993, claim to have become compulsive players using the video poker terminals operated by Loto-Québec in public locations. This class action alleges that Loto-Québec bears some responsibility for these people becoming compulsive players and seeks damages from Loto-Québec in an amount of approximately $700 million. The trial began in September 2008. Loto-Québec is defending itself vigorously against this class-action suit.

Société des alcools du Québec (“SAQ”). The SAQ sells alcoholic beverages and pays all of its net earnings to the Government as a dividend. As part of the 2009-2010 Budget, the SAQ is budgeted to pay dividends of $797 million in Fiscal 2009 and $800 million in Fiscal 2010 compared with $762 million in Fiscal 2008.

Société générale de financement du Québec (“SGF”). SGF is a holding company that has interests in industrial and commercial enterprises. Its mission is to carry out, working with private partners and under normal profitability conditions, projects that will contribute to promote Québec’s overall economic development. The SGF invests, in the form of capital stock, in commercially viable companies to support their growth plan. The corporation focuses its operations in the agri-food, mining, materials, energy, environment, forest products, life sciences and information and communications technology sectors. The SGF contributes to the development of companies in Québec and also helps foreign partners wishing to carry out a project here.

In 2008, the SGF was affected by the difficult economic situation and recorded a net loss of $261 million. Of that amount, approximately $238 million is attributable to operating losses, shutdown costs and write-offs of investments in the petrochemical companies Pétromont and PTT Poly Canada, as well as Temlam, a forest products company. This is SGF’s first loss following three fiscal years of profits.

In addition to new investments, the SGF remains involved with its partners affected by the economic crisis. In January 2009, the Government announced a $1 billion subscription over two years to SGF capital, with the mandate to help companies with a good outlook for development to get through the financial crisis. As part of this special mandate, the SGF was authorized to go beyond its traditional role of equity investor and offer additional solutions such as loans, debentures or investments in preferred stock.

In its 2009-2010 Budget, the Government announced the creation of an emergency $500-million business recovery fund. This fund also will be managed jointly by the SGF and the Fonds de solidarité FTQ and will provide support for medium and large companies that are affected by the economic situation and have pressing needs for cash resources.

Société nationale de l’amiante (“SNA”). SNA ceased operations in Fiscal 1993.

In 1982, the SNA acquired shares issued from the share capital of Mines SNA inc. (“Mines SNA”), which held a majority interest in Asbestos Corporation Limited (ACL). Following such subscription, SNA gained control of Mines SNA. The minority shareholders of ACL instituted a class action for damages against the Government and SNA, in Québec and in Ontario. In Québec, the class action was dismissed in 1990 with the ruling handed down by the Court of Appeal of Québec and the Supreme Court ruling the same year that dismissed the motion for leave to appeal. On August 1, 2008, the Court of Appeal for Ontario dismissed the minority shareholders’ appeal. The decision of the Court of Appeal of Ontario is final since it was not appealed before the Supreme Court within the prescribed deadline.

Claims pertaining to a follow-up offer were also filed with the Québec and Ontario securities commissions. In May 2005, the Court of Québec upheld the decision of the Autorité des marchés financiers, which had rejected the claim. This decision is now final since it was not appealed before the Supreme Court within the prescribed deadline.

In June 2001, the Supreme Court of Canada upheld the decision of the Ontario Securities Commission to deny the rectifications demanded. This decision is now final.

In September 1992, Mines SNA sold all of its ACL shares, and SNA transferred all of ACL’s debt owed to it, to Société Minière Mazarin (“Mazarin”). In June 1995, the minority shareholders of ACL filed a motion with the Québec Superior Court requesting that the court, as a remedy to the alleged oppression resulting from this sale and transfer to Mazarin, impose an arrangement whereby ACL would purchase all the shares sold by Mines SNA and the debt transferred to Mazarin for the same amount, and under the same payment conditions as agreed to among SNA, Mines SNA and Mazarin. The hearing for the motion has been suspended by the court since February 1996 until final judgment is rendered in the proceedings before both the Québec and the Ontario securities commissions. No date is presently set for the hearing of the motion.

Sociétés Innovatech. There are four Innovatech corporations (Innovatech du Grand Montréal, Innovatech Régions ressources, Innovatech du sud du Québec and Innovatech Québec et Chaudière-Appalaches). They are venture capital corporations that fund technology innovations at the start-up or technical research stage in their respective territories. As at March 31, 2008, the total assets of the four Innovatech corporations amounted to $95 million.

On April 6, 2004, the Government announced that these corporations would be restructured. The Government intended to use the assets of these corporations to attract private capital. To do so, it intended to privatize Innovatech du Grand Montréal and convert the three others into mixed public-private capital corporations.

On March 17, 2005, the Government sold the investment portfolio of Innovatech du Grand Montréal to a subsidiary of Coller Capital, which undertook to honor the corporation’s commitments and invest in local technology companies.

In July 2005, the Government entered into a limited partnership contract with Capital régional et coopératif Desjardins concerning Innovatech Régions ressources. A new limited partnership, Desjardins-Innovatech L.P. (“Desjardins-Innovatech”), was formed. This entity was then 53% held by Capital régional et coopératif Desjardins and 47% by the Government. Desjardins Capital de risque Inc. manages Desjardins-Innovatech. The Government’s share corresponded to the value of the Innovatech Régions ressources’ portfolio that was transferred to Desjardins-Innovatech. The agreement with Capital régional et coopératif Desjardins has led to the injection of $30 million of new capital.

In 2006, the Government and Capital régional et coopératif Desjardins agreed to broaden the mission of Desjardins-Innovatech and the main limited partner, Capital régional et coopératif Desjardins, reinvested $20 million. The limited partnership’s share at that time was as follows: 34% for the Government and 66% for Capital régional et coopératif Desjardins.

In October 2008, the Government announced the transfer of assets worth $10 million from the Société Innovatech du sud du Québec to Desjardins-Innovatech. The agreement stipulates the creation of a portfolio restricted to the territory currently served by the Société Innovatech du sud du Québec and a venture capital investment of $20 million in the portfolio by Desjardins-Innovatech.

Since the initial agreement contracted in July 2005 was changed, the new agreement also stipulates the possibility that the Government may request Capital régional et coopératif Desjardins to invest an additional $10 million in 2010 in Desjardins-Innovatech L.P. depending on the corporation’s needs.

As for Innovatech Québec et Chaudière-Appalaches, the Government is still working to convert it into a mixed public-private capital corporation.

Agencies Whose Reporting Entity Is Included in the Government’s Reporting Entity

Corporation d’hébergement du Québec (“CHQ”). CHQ provides financing for capital investments in the health and social services network. CHQ coordinates and controls the construction projects of the network’s buildings. As of March 31, 2008, CHQ had total assets of $ 4.4 billion, including $1.9 billion in real estate.

Financement-Québec. Financement-Québec, a separate financing authority, was created in 1999 to offer financial services, including loans for educational institutions and health and social services establishments. In addition, municipal and other organizations designated by the Government may also be eligible for such financing. The financing is repaid with subsidies that these organizations receive from the Government.

As of March 31, 2009, preliminary funded debt for borrowings of Financement-Québec on financial markets in its own name, with the guarantee of the Government, amounted to $13,215 million, at nominal value.

Immobilière-SHQ. The mission of this corporation is to contribute to the development of social housing in Québec. Its stock of property is made available to housing boards or non-profit organizations that also receive financial assistance from the Société d’habitation du Québec for their operation. Immobilière-SHQ is authorized to finance its capital requirements in the capital markets under federal government loan insurance programs. As of December 31, 2007, Immobilière-SHQ had total assets of $2.0 billion, including $389 million in mortgages and $1.6 billion in real estate.

Investissement Québec. This Government enterprise participates in the financing of investments in Québec. As of March 31, 2008, outstanding loans and guarantees under Investissement Québec’s various programs totaled $2.5 billion. Investissement Québec had $205 million in budgetary funding available for Fiscal 2009 to stimulate private investment in Québec.

In the 2004-2005 Budget Speech, the Government announced the creation of the Regional Economic Intervention Fund (“FIER”) to support the creation of regional investment funds, in particular by matching funds invested by the private sector. The Government’s initial investment of $210 million was increased on two occasions; it rose to $288 million for Fiscal 2006, and was increased by another $30 million to $318 million for Fiscal 2007. In addition, the 2007-2008 Budget announced the implementation of a “FIER-Premières nations” in which the Government will invest up to $15 million. Negociations are currently underway. The Government expects to succeed in the implementation of the “FIER-Premières nations”.

In the 2009-2010 Budget, the Government announced a $60-million additional funding to FIER-Régions. The Government’s total participation in the FIER program will thus amount to $393 million. This fund is administered by Investissement Québec.

Announced as part of the Update on Québec’s Economic and Financial Situation in Fall 2008, the Renfort program is designed to help successful businesses to deal with tighter credit conditions. To be eligible to such program, businesses need: - to have been in operation for at least three years; - to have generated positive funds for at least two of the last three years; the total of the funds generated over the last three years must be positive; - to demonstrate that liquidity problems are temporary and profit outlook is good; - to carry out its main activities in Québec. Under the program, $1 billion will be injected for business financing by means of loan guarantees or loans. As part of the program, Investissement Québec can guarantee loans for a maximum total value of $750 million or make loans directly for a maximum aggregate value of $250 million. The 2009-2010 Budget added $200 million to the Renfort program’s funding.

Société immobilière du Québec (“SIQ”). SIQ owns and maintains most Government buildings. Subsequent to the severe rainstorms that led to flooding of the Saguenay region in July 1996, a number of legal actions, including class actions, were launched against SIQ and the Government. All such actions were contested and two class actions, one entered on behalf of residents of the Chicoutimi-Jonquière region and the other on behalf of lakeside residents of Lac Kénogami, were settled, reducing the total initial exposure resulting from such claims from $120 million to approximately $70 million. SIQ and the Government intend to fully contest all of these actions. As at December 4, 2002, SIQ transferred all the dams it owned to the Government. The Government will assume all damages and costs that might arise from theses claims. As of March 31, 2008, SIQ had total assets of $1.9 billion.

Société québécoise d’assainissement des eaux (“SQAE”). The SQAE historically provided municipalities with management and financing services for water purification and sewage treatment projects. It also carried out studies on waterworks and sewer systems. The SQAE’s revenues consisted of fees charged in relation to the costs of the projects and studies. The SQAE was authorized to fund only projects over which it exercises control. Today, the SQAE’s activities are focused on managing its debt service and closing, within the allocated budgets, the remaining active projects as part of the Government’s water treatment program. A municipality assumes an average of 14% of the total cost of a project, funded over 20 years, and the Government covers the rest. The SQAE is authorized to fund these capital requirements on municipal water treatment projects representing investments of $3.8 billion. As at March 31, 2008, total commitments relating to the repayment of the principal of the debt amounted to $2.5 billion.

On December 14, 2006, amendments were made to the Act respecting the Société québécoise d’assainissement des eaux to transfer the administration of the SQAE’s affairs to a person designated by the Minister of Municipal Affairs, Regions and Land Occupancy.

Agencies Which Conduct Fiduciary Transactions That Are Not Included in the Government’s Reporting Entity

Caisse de dépôt et placement du Québec (“Caisse”). The Caisse invests the funds entrusted to it by several public pension plans, insurance plans and various public bodies. As of December 31, 2008, the net assets of the Caisse (at market value) totaled $120.1 billion. The main depositors and their respective assets on deposit (at market value) were as follows: CARRA, $40.5 billion; RRQ, $26.2 billion; Retirement Plan Sinking Fund, $26.1 billion; Commission de la construction du Québec, $9.9 billion; Commission de la santé et sécurité du travail, $7.8 billion; and SAAQ, $5.8 billion.

The Caisse’s overall return is the average weighted return on the funds of all its depositors. Individual returns for the depositors varied from -26.9% to -17.1%, depending on their specific asset allocations. The overall return for the year ended December 31, 2008 was of -25.0%. The overall average return of the Caisse over the past 5 years was 3.1%.

As stated by law, the mission of the Caisse is to receive monies on deposit as provided by law and manage them with a view to achieving optimal return within the framework of depositors’ investment policies while at the same time contributing to Québec’s economic development. The Caisse invests its depositors’ funds in various asset classes, including fixed income, equities, hedge funds, commodity financial instruments, private equity, infrastructures, real estate and real estate debt. The Caisse is permitted, subject to certain exceptions, to invest in up to 30% of the common shares of any corporation or invest up to 5% of its total assets in shares of any corporation.

As of December 31, 2008, the Caisse’s investments were distributed as follows: 34.9% in bonds, 25.1% in equity and convertible securities, 20.9% in deposits and short-term investments and 19.0% in real estate holdings and mortgages. Investments by the Caisse in bonds of the Government of Canada, of the Québec’s public sector, other Canadian provinces, municipalities and other Canadian bodies totaled $41.6 billion (at market value), including third party and bank-sponsored asset backed commercial paper (“ABCP”). As at December 31, 2008, the Caisse held investments in Canadian ABCP, including “Third-party ABCP” that has been restructured under the restructuring agreement of the Pan-Canadian Investors Committee, and that is accounted for at fair market value, totaling $7.2 billion.

On March 13, 2009, the Caisse announced the appointment of a new President and Chief Executive Officer. In accordance with the Caisse’s constituting statute, the appointment was made by the Board of Directors and ratified by the Government. The Caisse’s constituting statutes establish the mission and governance rules, particularly the composition and functioning of the board of directors and the criteria for selecting its members. In this regard, at least two-thirds of the members of the board of directors, including the chair, must meet the requirements of an independent director.

The Caisse’s constituting statutes provide for the creation of three committees by the board of directors — an audit committee, a governance and ethics committee and a human resources committee —and defines the role of each. It also establishes that the offices of chair of the board and president and chief executive officer are to be two separate functions. It requires that the Caisse adopt an investment policy for each specialized portfolio it holds and provides rules of ethics for the Caisse, its officers and employees, and its wholly-owned subsidiaries.

Commission administrative des régimes de retraite et d’assurances (“CARRA”). CARRA administers RREGOP and RRPE, the Teachers Pension Plan, the Civil Service Superannuation Plan and other public sector retirement plans. As of December 31, 2008, assets in these plans, deposited with the Caisse, are estimated at $40.5 billion (at market value).

Régie des rentes du Québec (“RRQ”). RRQ administers the Régime de rentes du Québec, a universal pension plan (the “Québec Pension Plan”). The cost of the plan, including all administrative costs, is covered by contributions from employers, employees and self-employed individuals. As of December 31, 2008, RRQ entrusted $26.2 billion of funds to the Caisse (at market value). The contribution rate for the Québec Pension Plan was set at 9.9% for 2003 and subsequent years. The contribution rate of the Québec Pension Plan is the same as the one established for the Canada Pension Plan.

Public Sector Debt

Public sector debt includes debt incurred and guaranteed by the Government and debt of public institutions under Government jurisdiction, including local administrations. Public sector debt consists of funded and unfunded debt. Unfunded debt includes indebtedness for a maturity of one year or less.

The following table shows information on the funded debt, net of sinking fund balances, of the Québec public sector which includes the funded debt of the Government (including the debt of consolidated organizations), debt guaranteed by the Government, debt of the municipal sector and debt of other institutions as of the dates indicated. In a number of these instances, notably that of Hydro-Québec, debt service is provided by operating revenues and other internally generated sources rather than from taxes. As of March 31, 2008 and March 31, 2009, funded debt of the public sector, net of sinking fund balances, was estimated to amount to $163.9 billion and $181.5 billion, respectively, of which 6.6% and 6.3% was held by the Caisse.

Table 17

Funded Debt of Public Sector (net of sinking fund balances)

	As of March 31
	Unadjusted 2005(1)	Unadjusted 2006(1)	2007	2008	Preliminary Results 2009
	(dollar amounts in millions) (2)
Government Funded Debt
Borrowings – Government	$77,923	$81,995	$109,714	$112,586	$124,837
Borrowings – to finance Government Enterprises	3,234	2,646	31	25	224
Borrowings – to finance Municipal Bodies (3)	2,799	2,604
Government Guaranteed Debt (4)	40,600	41,947	32,674	32,399	36,668
Municipal Sector Debt	14,239	15,669	16,409	17,321	18,639
Other Institutions	4,696	4,040	2,023	1,552	1,088

Public Sector Funded Debt (5)	$143,491	$148,901	$160,851	$163,883	$181,456

Per capita ($)	$19,041	$19,639	$21,076	$21,322	$23,411
As a percentage of (6)
GDP	54.6%	54.9%	57.1%	55.2%	60.2%
Personal income	65.8%	65.9%	68.1%	65.5%	70.1%
(1)

The figures for Fiscal 2005 and Fiscal 2006 have not been restated in accordance with the accounting reform implemented in Fiscal 2007, which resulted in the consolidation of additional entities into the Government reporting entity (see “Financial Administration”).

(2)	Canadian dollar equivalent at the dates indicated for loans in foreign currencies after taking into account currency swap agreements and foreign exchange forward contracts.
(3)	Following the accounting reform implemented in Fiscal 2007, the Borrowings – to finance Municipal Bodies are reclassified in the Borrowings— Government.
(4)	Represents mainly the debt of Hydro-Québec.
(5)	Includes debt covered by the Government’s commitments (see “Government’s Commitments”).
(6)	Percentages are based upon the prior calendar year’s GDP and Personal income.

Government Debt

Government debt consists of funded and unfunded debt. Unfunded debt includes indebtedness with a maturity of one year or less. As of March 31, 2008, unfunded debt of the Government was $7.3 billion consisting of Treasury Bills for $3.3 billion plus $4.0 billion representing the excess of short-term liabilities over short-term assets. On March 31, 2009, unfunded debt of the Government was estimated, on a preliminary basis, at $0.5 billion consisting of Treasury Bills for $3.3 billion minus $2.8 billion representing the excess of short-term assets over short-term liabilities.

Table 18

Government Funded Debt

	As of March 31
	Unadjusted 2005(1)	Unadjusted 2006(1)	2007	2008	Preliminary Results 2009	Average Interest Rate 2009	Average Term to Maturity 2009
	(dollar amounts in millions) (2)					(%)	(years)
Borrowings – Government
Payable in Canadian Dollars:
Debentures and Other Loans	$65,457	$70,987	$99,826	$100,549	$112,126	4.4	11.4
Savings Products	4,290	4,580	4,879	5,290	5,895	4.5	-
Payable in Foreign Currencies:
United States Dollars	2,696	1,853	1,075	2,081	2,657	9.7	13.1
Japanese Yen	4,470	2,849	2,082	2,341	2,350	6.0	6.6
Swiss Francs	4,492	5,622	3,104	3,518	3,197	1.5	7.0
Pounds Sterling	(3)	(2)	(2)	(2)	(1)	-	6.7
Euros	-	(22)	3,144	3,450	3,638	2.7	8.3

Funded Debt	81,402	85,867	114,108	117,227	129,862
Less: Sinking Funds (3)	3,479	3,872	4,394	4,641	5,025

Net Borrowings – Government (4)	$77,923	$81,995	$109,714	$112,586	$124,837	4.4	10.8

Borrowings - to finance Government Enterprises
Payable in Canadian Dollars:
Debentures and Other Loans	3,234	2,646	31	25	224	3.8	4.6

Borrowings – to finance Government Enterprises (2)	$3,234	$2,646	$31	$25	$224	3.8	4.6

Borrowings - to finance Municipal Bodies (5)
Payable in Canadian Dollars:
Debentures and Other Loans	2,799	2,604

Borrowings – to finance Municipal Bodies (2)	$2,799	$2,604

(1)

The figures for Fiscal 2005 and Fiscal 2006 have not been restated in accordance with the accounting reform implemented in Fiscal 2007, which resulted in the consolidation of additional entities into the Government reporting entity (see “Financial Administration”).

(2)	Canadian dollar equivalent at the dates indicated for loans in foreign currencies after taking into account currency swap agreements and foreign exchange forward contracts.
(3)

Consists of funds withdrawn annually from the Consolidated Revenue Fund and consolidated organizations. Foreign securities held in sinking funds are valued at the Canadian dollar equivalent at the dates indicated.

(4)

Subsequent to March 31, 2009, the Government has issued or agreed to issue debentures and other funded indebtedness which total approximately $6.4 billion. The Government currently has credit agreements with various banks and financial institutions for a total of US$3.5 billion.

(5)	Following the accounting reform implemented in Fiscal 2007, the Borrowings – to finance Municipal Bodies are reclassified in the Borrowings-Government.

The following table shows the maturities of the Government’s funded debt outstanding as of March 31, 2009, net of a sinking fund balance of $5,025 million ($4,641 million as of March 31, 2008) valued at exchange rates at that date. It also takes into account future required contributions to sinking funds for all outstanding loans and debentures.

Table 19

Maturities of Government Funded Debt for Borrowings - Government

Fiscal Year Payable	Canadian Dollars	U.S. Dollars	Japanese Yen	Swiss Francs	Pounds Sterling	Euros	Total 2008-2009	Total 2007-2008
	(dollar amounts in millions)(1)
Year 1	$13,293	$25	-	-	-	-	$13,318	$5,552
Year 2	6,785	23	51	-	-	-	6,859	8,171
Year 3	9,581	25	209	-	-	(3)	9,812	5,752
Year 4	7,571	25	-	-	-	(4)	7,592	11,464
Year 5	9,644	64	125	-	-	-	9,833	4,999

1 – 5 years	46,874	162	385	-	-	(7)	47,414	35,938

6 – 10 years	33,870	1,474	1,965	3,197	(1)	3,645	44,150	41,898
11 – 15 years	5,385	(688)	-	-	-	-	4,697	4,966
16 – 20 years	4,816	394	-	-	-	-	5,210	7,325
21 – 25 years	7,550	309	-	-	-	-	7,859	8,996
26 – 59 years	15,306	201	-	-	-	-	15,507	13,463

	$113,801	$1,852	$2,350	$3,197	$(1)	$3,638	$124,837	$112,586

(1)

Amounts denominated in foreign currencies are shown at the Canadian dollar equivalent at March 31, 2009, after taking into account currency swap agreements and foreign exchange forward contracts, including unrealized currency losses of $607 million which will be amortized over the remaining term of this debt.

The information relating to debt retirement set out above includes amounts to be withdrawn annually from the Consolidated Revenue Fund for the creation of sinking funds for the redemption of debentures of the Government in connection with contractual obligations incurred in certain debt issues. On March 31, 2008, the amount set aside for sinking fund purposes was $142 million and, at that date, the aggregate value of sinking funds was $4,641 million, of which $4,016 million was invested in debentures issued or guaranteed by the Government. For the year ended March 31, 2009, the amount set aside for sinking fund purposes was $141 million and, at that date, the aggregate value of sinking funds was $5,025 million, of which $4,119 million was invested in debentures issued or guaranteed by the Government.

Table 20

Maturities of Government Funded Debt for Borrowings - to finance Government Enterprises

Fiscal Year Payable	Canadian Dollars	Total 2008-2009	Total 2007-2008
	(dollar amounts in millions)(1)
Year 1	-	-	$4
Year 2	75	75	3
Year 3	1	1	3
Year 4	1	1	3
Year 5	7	7	4

1 – 5 years	84	84	17

6 – 10 years	139	139	8
11 – 15 years	1	1	-
16 – 20 years	-	-	-
21 – 25 years	-	-	-
26 – 30 years	-	-	-

	$224	$224	$25

(1)	After taking into account currency swap agreements and foreign exchange forward contracts.

Guaranteed Debt

The following table summarizes funded debt guaranteed by the Government (net of sinking fund balances).

Table 21

Guaranteed Funded Debt (net of sinking fund balances)
	As of March 31
	Unadjusted 2005(1)	Unadjusted 2006(1)	2007	2008	Preliminary Results 2009	Average Interest Rate 2009	Average Term to Maturity 2009
	(dollar amounts in millions) (2)					(%)	(years)
Hydro-Québec	$33,032	$32,367	$32,674	$32,399	$36,668	6.8	19.7
Financement-Québec	7,564	9,579
Commission municipale du Québec	4	1

	$40,600	$41,947	$32,674	$32,399	$36,668

(1)

The figures for Fiscal 2005 and Fiscal 2006 have not been restated in accordance with the accounting reform implemented in Fiscal 2007, which resulted in the consolidation of additional entities into the Government reporting entity (see “Financial Administration”).

(2)	Canadian dollar equivalent at dates indicated for loans in foreign currencies issues after taking into account currency exchange agreements and foreign exchange forward contracts.

As of March 31, 2009, unfunded debt guaranteed by the Government, on a preliminary basis, amounted to $3,470 million, including $3,228 million borrowed from financial institutions under a student loan program and $242 million of short-term debt of Hydro-Québec.

Funded Debt of the Municipal Sector and Other Institutions

The funded debt of the Québec public sector also includes indebtedness of public institutions under the Government’s jurisdiction. These institutions include the municipal sector (municipal corporations, urban communities and transportation commissions), educational institutions (school corporations, universities and colleges), health and social services establishments and other Government enterprises (Government agencies, boards and commissions).

The following table shows information on the funded debt of these institutions, net of debt held or guaranteed by the Government, as of the dates indicated.

Table 22

Funded Debt of the Municipal Sector and Other Institutions
	As of March 31
	Unadjusted 2005(1)	Unadjusted 2006(1)	2007	2008	Preliminary Results 2009
	(dollar amounts in millions) (2)
Municipal Sector	$14,239	$15,669	$16,409	$17,321	$18,639
Educational Institutions	2,724	2,300	1,873	1,411	935
Other Government Enterprises	1,742	1,571
Health and Social Services Establishments	230	169	150	141	153

	$18,935	$19,709	$18,432	$18,873	$19,727

(1)

The figures for Fiscal 2005 and Fiscal 2006 have not been restated in accordance with the accounting reform implemented in Fiscal 2007, which resulted in the consolidation of additional entities into the Government reporting entity (see “Financial Administration”).

(2)

Canadian dollar equivalent at the dates indicated for loans in foreign currencies after taking into account currency exchange agreements and foreign exchange forward contracts. The amounts shown do not include loans from borrowings made by the Government on behalf of these entities.

The funded debt of these institutions consists mainly of the funded debt of the municipal sector which benefits from a large degree of autonomy since approximately 95% of the total revenue is derived from local sources. The relative magnitude of capital investment and borrowing by local governments in Québec is attributable, to a large extent, to the responsibilities assumed by Québec municipal corporations with respect to major projects related to the development of new residential and industrial areas. Approximately one-third of the debt of municipal corporations and urban communities has been incurred for these projects which in several other parts of Canada are financed directly by the private sector. The Ministère des Affaires municipales et des Régions et de l’Occupation du territoire supervises and controls the borrowings of all Québec municipal corporations and urban communities.

In 2007 (the most recent year for which information is available), local sector expenditure including school corporations totaled $24.8 billion, representing 28.2% of consolidated expenditure of the Québec public sector. The net accumulated surplus from current operations of Québec municipal corporations, including reserves, increased from $1,296.3 million in 2006 to $1,660.0 million in 2007. Net long-term debt of the municipal sector supported by local taxpayers increased from $13.4 billion as of December 31, 2006 to $14.0 billion as of December 31, 2007. This debt, as a percentage of real estate valuation, decreased from 2.8% in 2006 to 2.7% in 2007.

Government’s Commitments

The following table shows information on the Government’s commitments for the repayment of the principal on borrowings made for capital expenditures by the educational institutions and health and social services establishments as well as by the municipal sector. The amounts for Fiscal 2009 are not yet publicly available.

Table 23

Government’s Commitments (1)

	As of March 31
	Unadjusted 2005(2)	Unadjusted 2006(2)	2007	2008
	(dollar amounts in millions) (3)
Educational Institutions	$8,845	$9,408	$1,934	$1,987
Health and Social Services Establishments	4,165	4,411
Municipal Sector	2,786	2,874	2,791	2,726
Others Beneficiaries	711	872	1,128	1,323

	$16,507	$17,565	$5,853	$6,036

(1)

Including commitments to repay loans from borrowings made by the Government on behalf of these entities. The debt covered by these commitments is included in the Funded Debt of Public Sector (see “Funded Debt of Public Sector”).

(2)

The figures for Fiscal 2005 and Fiscal 2006 have not been restated in accordance with the accounting reform implemented in Fiscal 2007, which resulted in the consolidation of additional entities into the Government reporting entity (see “Financial Administration”).

(3)	Canadian dollar equivalent at the dates indicated for loans in foreign currencies after taking into account currency swap agreements and foreign exchange forward contracts.

Where You Can Find More Information

This document appears as an exhibit to the annual report of Québec on Form 18-K for the fiscal year ended March 31, 2009 filed with the U.S. Securities and Exchange Commission (the “Commission”) on EDGAR through the Commission Internet web site at http://www.sec.gov. Additional information with respect to Québec is available in the annual report or in other exhibits or amendments to the annual report. You may read and copy any document Québec files with the Commission at the Commission’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Commission’s toll free number at 1-800-SEC-0330 if you need further information about the operation of the Commission’s public reference room. In addition, you may request a copy of these filings at no cost from Ministère des Finances du Québec, Direction du financement des organismes publics et documentation financière, 12 rue Saint-Louis, Québec, Québec, G1R 5L3, Canada. This document is also available on the Ministère des Finances du Québec Internet web site at http://www.finances.gouv.qc.ca. This web site is an inactive textual reference only and any information available on this web site shall not be deemed to form a part of this document or the annual report to which it appears as an exhibit.

Forward-Looking Statements

Various statements made throughout this document are forward looking and contain information about financial results. The words “forecast”, “preliminary estimate”, “preliminary results” and similar expressions identify forward-looking statements. You are cautioned that any such forward-looking statements are not guarantees of future performance. Forward-looking statements involve risks and uncertainties, and actual results may differ materially from those in the forward-looking statements as a result of various factors. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this document. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Supplementary Information

The following tables indicate present or future characteristics of the funded debt of Borrowings-Government outstanding as of March 31, 2009. Previous characteristics are not indicated.

Table 24

Borrowings-Government outstanding as of March 31, 2009

Maturity Date	Issue Date(1)	Interest Payment Date(s)	Coupon (%)	Canadian Dollars		CUSIP Number or ISIN Code	References
				Nominal Value	Book Value

A) Payable in Canadian Dollars

2009-04-01	1988-01-07	04-01 & 10-01	11.00	1,377,800,000	1,377,800,000	CA748148KG74	SFP (1):1989-04-01
2009-06-01	1999-01-15	06-01 & 12-01	5.50	2,498,000,000	2,496,065,050	CA748148QP10
2010-06-28	1989-06-28	06-28 & 12-28	10.00	570,000,000	573,012,600	CA748148KK86	SFP (1):1990-06-28
2010-12-01	2000-08-01	06-01 & 12-01	6.25	2,631,100,000	2,637,640,041	CA748148QU05
2011-03-28	1991-03-28	03-28 & 09-28	10.75	75,000,000	74,915,872	CA748148NR03	SFP (1):1992-03-28
2011-09-02	1986-09-02	03-02 & 09-02	9.50	439,700,000	444,116,986	CA748148KC60	SFP (2):1997-09-02
2012-02-10	1987-02-10	02-10 & 08-10	9.00	179,300,000	180,159,134	CA748148KE27	SFP (1):1988-02-10
2012-06-04	1987-06-04	06-04 & 12-04	10.50	200,000,000	199,550,721	CA748148LQ48
2012-10-01	2002-04-08	04-01 & 10-01	6.00	2,121,500,000	2,135,883,878	CA748148BG75
2012-10-09	1987-10-09	04-09 & 10-09	11.875	100,000,000	99,972,072	CA748148MJ95
2013-10-01	2003-07-21	04-01 & 10-01	5.25	2,152,000,000	2,168,692,498	CA748148RK14
2013-12-01	2003-01-15	06-01 & 12-01	3.30	784,580,309	785,734,649	CA748148RH84	Real Return Bonds. Yields linked to the CPI for Canada.
2014-06-01	1989-06-01	06-01 & 12-01	10.50	125,000,000	124,688,544	CA748148KJ14	SFP (1):1990-06-01
2014-12-01	2004-08-03	06-01 & 12-01	5.50	2,500,000,000	2,561,679,868	CA748148RN52
2015-07-27	1990-07-27	01-27 & 07-27	11.00	50,000,000	49,783,666	CA748148KN26	SFP (1):1991-07-27
2015-12-01	2005-06-03	06-01 & 12-01	5.00	2,500,000,000	2,572,096,146	CA748148RP01
2021-12-01	2001-02-13	06-01 & 12-01	4.50	697,856,476	808,241,597	CA748148QY2	Real Return Bonds. Yields linked to the CPI for Canada.
2023-01-16	1993-03-04	01-16 & 07-16	9.375	2,202,200,000	2,271,574,825	CA748148NX70	SFP (1):1994-01-16
2023-03-30	1992-12-29	03-30 & 09-30	9.50	375,000,000	373,025,012	CA748148PA59
2026-04-01	1996-07-19	04-01 & 10-01	8.50	2,176,100,000	2,383,365,396	CA748148PZ01	SFP (1):1997-04-01
2026-12-01	1998-02-27	06-01 & 12-01	4.50	1,084,341,921	1,135,951,217	CA748148QG11	Real Return Bonds. Yields linked to the CPI for Canada.
2029-10-01	1998-05-01	04-01 & 10-01	6.00	2,737,300,000	2,674,129,227	CA748148QJ59	SFP (1):1999-10-01
2031-12-01	2001-02-13	06-01 & 12-01	4.25	1,117,749,575	1,388,353,232	CA748148QZ9	Real Return Bonds. Yields linked to the CPI for Canada.
2031-12-01	2002-11-13	06-01 & 12-01	3.441	63,897,881	63,897,136	CA748148RF29	Real Return Bonds. Yields linked to the CPI for Canada.
2032-06-01	2000-06-27	06-01 & 12-01	6.25	4,200,200,000	4,140,257,280	CA748148QT3
2036-12-01	2003-07-28	06-01 & 12-01	5.75	4,082,900,000	4,228,241,432	CA748148RL9

Medium-Term Notes
2009-04-01	1995-02-24	04-01 & 10-01	14.00	20,000,000	20,000,000	CA74814ZAM55
2009-04-01	1998-06-12	04-01 & 10-01	5.55	50,000,000	50,000,000	CA74814ZBU62
2009-04-01	1998-06-18	04-01 & 10-01	5.45	65,000,000	65,000,000	CA74814ZBX02
2009-04-01	1998-06-19	04-01 & 10-01	5.55	76,000,000	76,000,000	CA74814ZBW29
2009-04-01	2004-10-01	04-01 & 10-01	3.50	668,000	668,000	CA74814ZDB63
2009-08-17	2004-02-17	08-17 & 02-17	3.149	56,941,505	56,941,505	CA74814ZCZ41
2010-06-01	2000-06-01	06-01 & 12-01	6.75	25,000,000	25,012,183	CA74814ZCH4
2010-07-09	2003-07-09	07-09	4.25	500,000,000	499,572,744	XS0171362089
2011-04-01	2003-09-16	04-01 & 10-01	4.80	90,000,000	90,803,999	CA74814ZCY75	Exchangeable option on April 1, 2011 for Note maturing April 1, 2026 (6.40%) subject to prior notice from March 3, 2011 to March 11, 2011.
2011-04-28	2004-04-28	04-28	4.50	200,000,000	199,545,650	XS0190878081

Maturity Date	Issue Date(1)	Interest Payment Date(s)	Coupon (%)	Canadian Dollars		CUSIP Number or ISIN Code	References
				Nominal Value	Book Value

2011-05-16	2006-02-21	05-16 & 08-16 & 11-16 & 02-16	Floating	1,200,000,000	1,200,000,000	CA74814ZDD20
2011-08-06	2004-08-06	08-06 & 11-06 & 02-06 & 05-06	Floating	1,300,000,000	1,300,423,808	CA74814ZDA80	CDOR (3 months) + 0.075%
2013-02-04	2005-02-04	02-04	4.375	400,000,000	398,601,033	XS0211709844
2013-12-10	2006-12-21	03-10 & 06-10 & 09-10 & 12-10	Floating	1,282,000,000	1,282,303,081	CA74814ZDQ33	CAD-BA (3 months) - 0.01%
2014-05-10	2004-05-10	02-10 & 05-10 & 08-10 & 11-10	Floating	250,000,000	250,000,000	XS0192344280	CAD-BA (3 months) + 0.085%
2014-06-03	2004-07-26	06-03	5.125	250,000,000	248,077,098	XS0197261935
2014-06-30	2004-12-06	12-30 & 03-30 & 06-30 & 09-30	Floating	250,000,000	250,000,000	XS0207384487	CAD-BA (3 months) + 0.12%
2014-07-16	1995-09-05	01-16 & 07-16	9.05	10,000,000	9,993,151	CA74814ZAY93
2015-05-18	2005-05-18	05-18	4.65	100,000,000	99,843,655	XS0219854659
2015-06-30	1995-04-03	06-30 & 12-30	9.65	4,664,000	4,684,122	CA74814ZAP86
2016-06-30	1995-04-03	06-30 & 12-30	9.65	7,739,000	7,776,505	CA74814ZAQ69
2016-10-11	2006-10-11	10-11 & 01-11 & 04-11 & 07-11	Floating	200,000,000	200,000,000	XS0270863060	CAD-BA (3 months) + 0.03%
2016-12-01	2006-01-30	06-01 & 12-01	4.50	3,000,000,000	2,964,806,086	CA74814ZDH34
2017-05-14	2006-12-14	02-14 & 05-14 & 08-14 & 11-14	Floating	200,000,000	200,000,000	XS0279291172	CAD-BA (3 months) + 0.07%
2017-06-30	1995-04-03	06-30 & 12-30	9.65	7,744,000	7,785,356	CA74814ZAR43
2017-12-01	2007-01-29	06-01 & 12-01	4.50	4,000,000,000	3,925,996,273	CA74814ZDR16
2018-12-01	2008-01-22	06-01 & 12-01	4.50	3,500,000,000	3,467,429,453	CA74814ZDU45
2020-12-01	2004-12-07	06-01 & 12-01	5.00	100,000,000	98,625,538	CA74814ZDC47
2023-03-30	1995-08-09	03-30 & 09-30	9.50	194,500,000	197,029,261	CA74814ZAX11
2025-06-01	2004-12-08	06-01 & 12-01	5.35	652,000,000	675,547,154	CA74814ZDE03
2026-04-01	2002-06-25	04-01 & 10-01	7.50	165,850,000	165,850,000	CA74814ZDS98
2026-04-01	1996-12-27	04-01 & 10-01	8.50	100,000,000	105,891,759	CA74814ZBH51	SFP (1): 1997-04-01
2026-04-01	1999-01-12	04-01 & 10-01	8.50	90,000,000	110,013,578	CA74814ZCA9
2026-04-01	2003-07-22	04-01 & 10-01	5.50	74,332,000	73,601,409	CA74814ZCX9
2028-01-01	2008-06-20	04-01 & 07-01 & 10-01 & 01-01	1.797	528,193,586	528,193,586	CA74814ZDV28	Real return medium-term notes. Yields linked to the CPI for Canada
2028-04-01	1999-02-19	04-01 & 10-01	6.10	5,000,000	5,000,000	CA74814ZCD3
2035-04-01	1995-04-13	04-01 & 10-01	-	100,000,000	16,254,929	CA74814ZAT09	Others (1)
2035-04-01	1995-04-11	04-01 & 10-01	-	150,000,000	21,753,554	CA74814ZAS26	From 1999-04-01 to 2006-10-01: $2,000,000 each Interest Payment Date
2035-04-01	1995-01-31	04-01	-	150,000,000	47,303,218	CA74814ZAH60	Others (2)
2035-04-01	1997-12-15	04-01 & 10-01	6.50	300,000,000	296,552,436	CA74814ZBP7
2035-04-01	1999-02-02	-	-	456,000,000	143,649,598	CA74814ZCB72	Zero-coupon Note
2036-12-01	2008-11-04	06-01 & 12-01	3.25	420,470,109	414,717,444	CA74814ZDW01	Real return medium-term notes. Yields linked to the CPI for Canada
2038-12-01	2006-08-29	06-01 & 12-01	5.00	4,500,000,000	4,575,751,828	CA74814ZDK62
2039-10-01	1999-02-05	-	-	525,000,000	141,973,786	CA74814ZCC5
2040-04-01	2000-05-25	-	-	463,000,000	480,091,496	CA74814ZCJ0	Others (3)
2043-07-08	2003-07-08	01-08 & 07-08	5.60	80,000,000	80,350,335	CA74814ZCW1
2049-09-21	2008-12-01	09-21 & 03-21	5.10	3,400,000	3,406,730	CA74814ZDX83
2051-09-21	2006-11-23	09-21 & 03-21	5.00	420,000,000	451,852,561	CA74814ZDN02
2053-09-21	2008-12-01	09-21 & 03-21	5.10	12,192,000	12,121,323	CA74814ZDY66
2056-12-01	2006-04-07	06-01 & 12-01	Various	1,500,000,000	1,487,939,580	CA74814ZDJ99
2057-09-21	2008-12-01	09-21 & 03-21	5.10	9,857,000	9,840,454	CA74814ZDZ32
2058-09-21	2008-12-01	09-21 & 03-21	5.10	8,326,000	8,320,871	CA74814ZEA71
2059-09-21	2008-12-01	09-21 & 03-21	5.10	6,294,000	6,296,938	CA74814ZEB54
2061-09-21	2009-02-11	09-21 & 03-21	5.00	25,000,000	25,151,862	CA74814ZEC38
2062-09-21	2006-11-23	09-21 & 03-21	6.70	150,000,000	212,375,780	CA74814ZDP59
2065-06-01	2009-03-02	06-01 & 12-01	Various	235,000,000	228,917,580	CA74814ZED11

Maturity Date	Issue Date(1)	Interest Payment Dates	Coupon (%)	Canadian Dollars		CUSIP Number or ISIN Code	References
				Nominal Value	Book Value
2065-09-21	2006-09-21	09-21 & 03-21	6.35	940,000,000	1,230,248,252	CA74814ZDM29
2076-12-01	2007-06-29	06-01 & 12-01	Various	500,000,000	489,399,760	CA74814ZDT71	Others (4)

Savings Products
Savings Bonds
2009-2019		06-01	3.25-3.75	337,392,297	337,392,297		Put (1)
Other Savings Products
2009-2019		Various	Various	5,557,836,391	5,557,836,391

Receiver General of Canada
2009-2033	1988-2008	02-01 & 08-01	4.61-11.33	95,747,049	95,747,049		Put (2)

Assumed Debt
2013-2017	1963-1967		5.125/5.75	12,959,649	12,959,649		Payable in semi-annual installments, including principal and interest

Immigrant Investor Program
2009-2014	2004-2009	-	3.47-5.46	3,013,200,000	2,738,602,552

Société immobilière du Québec

2013-03-28	1988-03-28	03-28 & 09-28	10.10	59,427,570	59,427,570
2014-06-16	1989-06-16	06-16 & 12-16	10.50	150,000,000	150,000,000

Société québécoise d’assainissement des eaux
2014-07-31	1989-07-31	01-31 & 07-31	10.20	50,000,000	50,000,000

Immobilière SHQ
2009-05-04	2004-05-04	4th of each month	4.240	72,356,803	55,528,175
2009-10-01	2004-10-01	1st of each month	5.050	179,600	143,355
2010-03-01	2005-03-01	1st of each month	3.830	80,628,798	60,379,089
2010-06-01	2005-08-01	1st of each month	3.720	66,739,882	59,410,795
2010-09-06	1990-09-06	03-06 & 09-06	11.375	125,000,000	105,409,000
2011-01-01	2002-01-01	1st of each month	5.770	124,661,500	85,041,492
2011-05-01	2006-05-01	1st of each month	4.510	90,924,507	74,409,835
2011-05-09	1991-05-09	05-09 & 11-09	10.800	180,000,000	143,353,000
2011-05-13	1993-05-13	05-13 & 11-13	8.950	689,900	197,900
2012-03-01	2002-04-01	1st of each month	6.240	51,147,133	43,277,083
2013-05-13	1993-05-13	05-13 & 11-13	8.950	199,241,761	156,107,100
2013-11-01	2008-11-01	1st of each month	3.010	111,950,281	108,419,395
2014-02-01	2009-01-19	1st of each month	1.820	30,538,851	30,258,952
2014-04-01	1999-04-01	04-01	5.944	1,535,744	778,402
2015-04-01	2005-04-01	1st of each month	4.810	257,972,087	224,930,937
2017-02-01	2007-02-01	1st of each month	4.480	64,558,765	58,728,413
2019-07-01	1999-07-01	07-01	6.875	391,579	277,115
2020-07-01	1999-07-01	07-01	Various	6,492,063	4,760,132
2020-07-01	2002-07-01	07-01	6.875	14,497,735	12,188,530
2021-07-01	1999-07-01	07-01	Various	30,860,513	23,654,100
2021-07-01	2005-07-01	07-01	6.875	18,937,434	16,753,253
2021-07-01	2006-07-01	07-01	7.875	4,869,822	4,497,585
2022-07-01	1999-07-01	01-01 & 07-01	7.875	715,719	557,837
2022-07-01	1999-07-01	07-01	Various	39,942,261	32,416,657
2022-07-01	2007-07-01	07-01	6.875	5,637,667	5,413,200
2023-07-01	1973-07-01	07-01	7.625	466,925	322,606

Maturity Date	Issue Date(1)	Interest Payment Date(s)	Coupon (%)	Canadian Dollars		CUSIP Number or ISIN Code	References
				Nominal Value	Book Value
2023-07-01	1998-07-01	07-01	7.750	367,558	294,004
2023-07-01	1999-07-01	07-01	Various	46,944,672	38,159,252
2023-12-01	1984-12-01	1st of each month	7.875	698,907	499,802
2024-07-01	1974-07-01	07-01	8.000	1,382,326	1,008,246
2024-07-01	1975-07-01	07-01	7.875	638,433	463,435
2024-07-01	1999-07-01	07-01	Various	75,367,578	62,124,883
2024-07-01	2002-07-01	07-01	7.875	4,787,256	4,155,877
2024-07-01	2008-07-01	07-01	7.750	805,552	805,552
2025-07-01	1975-07-01	07-01	7.875	6,034,832	4,506,249
2025-07-01	1976-07-01	07-01	7.875	153,278	114,651
2025-07-01	1999-07-01	01-01 & 07-01	7.875	1,185,435	986,407
2025-07-01	1999-07-01	07-01	Various	44,857,660	37,817,185
2026-04-01	1999-04-01	04-01	5.944	53,464,692	43,855,949
2026-07-01	1999-07-01	07-01	Various	35,431,394	30,413,296
2027-04-01	1999-04-01	04-01	5.944	11,531,559	9,605,371
2027-07-01	1999-07-01	07-01	8.000	1,349,826	1,176,573
2028-04-01	1999-04-01	04-01	5.944	77,583,667	65,526,724
2028-07-01	1999-07-01	07-01	Various	7,283,852	6,402,665
2029-01-01	1981-01-01	01-01 & 07-01	Various	1,674,410	1,470,086
2029-04-01	1999-04-01	04-01	5.944	100,148,082	85,654,542
2029-07-01	1981-07-01	01-01 & 07-01	11.000	2,213,100	1,978,285
2029-07-01	1999-07-01	07-01	Various	12,255,097	10,951,176
2030-01-01	2000-01-01	01-01	Various	9,836,195	8,748,988
2030-04-01	1999-04-01	04-01	5.944	76,170,974	65,896,445
2030-07-01	1981-07-01	01-01 & 07-01	11.000	1,671,870	1,512,588
2030-07-01	1999-07-01	07-01	7.875	2,124,532	1,910,407
2031-04-01	1999-04-01	04-01	5.944	14,075,637	12,304,602
2032-04-01	1999-04-01	04-01	5.944	318,317	280,930
2032-07-01	1999-07-01	07-01	8.000	2,601,373	2,384,608

Other Consolidated Organizations

Various	Various	Various	Various	383,000,000	383,000,000

Financement-Québec

2009-12-01	2003-10-21	06-01 & 12-01	4.75	1,500,000,000	1,501,686,805	317385AG72
2010-12-01	2005-09-22	12-01 & 03-01 & 06-01 & 09-01	Floating	400,000,000	400,000,000	31739ZAB19
2011-10-25	2006-02-10	04-25 & 07-25 & 10-25 & 01-25	Floating	400,000,000	400,000,000	31739ZAE57
2011-12-01	2004-06-15	06-01 & 12-01	5.25	1,500,000,000	1,516,513,312	317385AH55
2012-04-25	2006-06-09	07-25 & 10-25 & 01-25 & 04-25	Floating	820,000,000	819,969,108	31739ZAF23
2012-11-01	2004-09-02	11-01	5.00	200,000,000	199,630,704	XS0200124120
2013-09-16	2007-02-16	03-16 & 06-16 & 09-16 & 12-16	Floating	1,556,000,000	1,559,512,213	31739ZAH88
2013-09-23	2008-10-06	03-23 & 09-23	4.09	600,000,000	600,005,418	31739ZAL90
2014-03-01	2006-01-23	03-01 & 09-01	4.25	1,500,000,000	1,491,278,547	31739ZAC91

Maturity Date	Issue Date(1)	Interest Payment Date(s)	Coupon (%)	Canadian Dollars		CUSIP Number or ISIN Code	References
				Nominal Value	Book Value

2014-06-01	2009-02-17	06-01 & 12-01	3.25	500,000,000	498,336,995	31739ZAM73
2014-06-09	2007-02-09	03-09 & 06-09 & 09-09 & 12-09	Floating	200,000,000	200,000,000	XS0286907547
2014-12-01	2007-12-03	03-01 & 06-01 & 09-01 & 12-01	Floating	957,000,000	930,665,053	31739ZAJ45
2015-03-10	2005-03-10	06-10 & 09-10 & 12-10 & 03-10	Floating	200,000,000	200,000,000	XS0214474636
2015-10-14	2005-10-14	01-14 & 04-14 & 07-14 & 10-14	Floating	200,000,000	200,000,000	XS0232639715
2015-12-01	2000-09-01	06-01 & 12-01	6.25	309,400,000	308,078,395	317385AD4
2015-12-01	2008-05-26	06-01 & 12-01	4.25	1,000,000,000	1,007,075,072	31739ZAK18
2034-06-01	2006-07-26	06-01 & 12-01	5.25	590,900,000	608,936,169	31739ZAG06

				91,218,455,712	90,828,990,396

Adjustments relating to swap agreements				27,439,241,425	27,415,770,340

Total-Payable in Canadian Dollars				$118,657,697,137	$118,244,760,736

Maturity Date	Issue Date(1)	Interest Payment Date(s)	Coupon (%)	Foreign Currency Units				Equivalent in Canadian Dollars	CUSIP Number or ISIN Code	References
				Nominal Value		Book Value

B) Payable in foreign currency

Payable in United States Dollars
2009-07-17	2002-07-17	07-17 & 01-17	5.00		750,000,000		749,754,965	944,841,209	US748148BW2
2011-01-22	2001-01-22	01-22 & 07-22	6.125		1,000,000,000		998,436,142	1,258,229,227	US748148QX42
2014-05-05	2004-05-05	05-05 & 11-05	4.875		1,000,000,000		996,083,600	1,255,264,553	US748148RM77
2015-05-26	2005-05-26	05-26 & 11-26	4.60		1,000,000,000		999,459,854	1,259,519,309	US748148RQ8
2016-03-01	2006-03-01	03-01 & 09-01	5.00		1,250,000,000		1,243,579,705	1,567,159,142	US748148RR64
2016-04-01	1986-04-01	04-01	9.00		250,000,000		249,693,966	314,664,335	LU002143534
2016-11-14	2006-11-14	05-14 & 11-14	5.125		1,500,000,000		1,495,382,486	1,884,481,009	US748148RS4
2018-05-14	2008-05-14	05-14 & 11-14	4.625		1,000,000,000		994,510,255	1,253,281,823	US748148RT21
2023-07-15	1993-07-15	01-15 & 07-15	7.50		1,000,000,000		998,495,155	1,258,303,594	US748148PB31	SFP (1):1994-07-15
2024-02-09	1994-02-09	02-09 & 08-09	7.125		1,000,000,000		997,409,285	1,256,935,180	US748148PD96	SFP (1):2004-02-09
2026-12-01	1986-12-01	06-01 & 12-01	8.625		300,000,000		299,459,713	377,379,131	US748148KA05	SFP (2):1987-12-01 then SFP (1):1997-12-01
2029-09-15	1999-09-24	03-15 & 09-15	7.50		1,500,000,000		1,495,328,533	1,884,413,017	US748148QR73	Global Issue

Medium-Term Notes
2013-02-07	2003-02-07	02-07 & 08-07	Floating		50,000,000		50,000,000	63,010,000	-	USD-LIBOR-LIBO (6 months) + 0.20%
2016-08-31	2006-08-31	08-31 & last day of February	5.30		100,000,000		99,806,200	125,775,773	CA74814ZDL46
2018-08-07	1998-08-07	02-07 & 08-07	6.54		250,000,000		250,000,000	315,050,000	XS0089070485	Put (3): 2008-08-07. If not exercised, coupon 6.54%
2019-06-01	2006-01-30	06-01 & 12-01	4.937		5,000,000		5,000,000	6,301,000	CA74814ZDF77
2020-12-01	2006-01-30	06-01 & 12-01	4.962		5,000,000		5,000,000	6,301,000	CA74814ZDG50
2026-01-30	1996-01-30	01-30 & 07-30	6.35		149,875,000		149,852,891	188,844,613	US74815HBZ47	Put (3): January 30, 2006, 2008, 2011, 2016 & 2021
2026-02-27	1996-02-29	02-27 & 08-27	7.14		99,770,000		99,770,000	125,730,154	US74815HCB69	Put (3): 2006-02-27 & 2016-02-27.
2026-03-02	1996-02-29	03-02 & 09-02	7.485		150,000,000		150,000,000	189,030,000	US74815HCA86
2026-03-06	1996-03-06	03-06 & 09-06	7.365		99,850,000		99,850,000	125,830,970	US74815HCC43
2026-03-10	1996-03-08	03-10 & 09-10	7.035		50,000,000		50,000,000	63,010,000	US74815HCD26	Put (3): 2008-03-10.
2026-04-09	1996-04-09	04-09 & 10-09	7.38		100,000,000		100,000,000	126,020,000	US74815HCE09
2026-04-15	1996-04-11	04-15 & 10-15	7.50		50,000,000		50,000,000	63,010,000	US74815HCG56	Put (3): 2006-04-17, 2016-04-15 & 2021-04-15. If first Put not exercised, Coupon: 7.50%.
2026-04-15	1996-04-11	04-15 & 10-15	6.89		50,000,000		50,000,000	63,010,000	US74815HCF73	Put (3): 2006-04-17. If not exercised, Coupon: 7.50%.
2026-07-22	1996-07-22	01-22 & 07-22	7.295		99,975,000		99,975,000	125,988,495	US74815HCJ95	Put (4): 2006-07-22
2035-11-17	2005-11-17	05-07 & 11-17	5.40		75,000,000		74,793,225	94,254,422	US74815HCP5
2036-07-22	1996-07-22	01-22 & 07-22	7.97		160,000,000		160,000,000	201,632,000	US74815HCH30	Put (3): 2006-07-22 & 2016-07-22. If first Put not exercised, Coupon: 7.97%.

Financement-Québec
2012-10-25	2002-10-25	04-25 & 10-25	5.00		500,000,000		498,053,195	782,000,000	US317385AF97

					13,544,470,000		13,509,694,170	17,179,269,956

Adjustments relating to swap agreements					(11,404,114,834)		(11,401,122,430)	(14,522,047,849)

Total-Payable in United States Dollars				U.S.$	2,140,355,166	U.S.$	2,108,571,740	2,657,222,107

Maturity Date	Issue Date(1)	Interest Payment Date(s)	Coupon (%)	Foreign Currency Units		Equivalent in Canadian Dollars	CUSIP Number or ISIN Code	References
				Nominal Value	Book Value

Payable in Japanese Yen

2009-09-29	1997-07-29	03-29 & 09-29	3.00	100,000,000,000	99,987,766,467	1,270,844,196	-
2013-05-09	2001-05-09	05-09 & 11-09	1.60	50,000,000,000	49,852,180,196	633,621,053	XS0129013305
2017-02-15	2007-02-15	02-15 & 08-15	1.92	5,000,000,000	5,000,000,000	63,549,984

Medium Term Notes
2009-07-28	1994-07-28	07-28	5.00	3,000,000,000	2,999,052,110	38,117,943	XS0052005807
2009-11-01	1994-11-01	11-01	4.91	3,000,000,000	2,994,394,406	38,058,743	XS0053818869
2010-07-27	1995-07-27	07-27	3.60	2,000,000,000	2,000,000,000	25,419,994	XS0058830240	From 2000-07-27: 4.50% and interest payable in DM
2011-02-15	1996-02-15	02-15	3.95	1,000,000,000	999,656,079	12,705,626	XS0063445000
2011-02-28	1996-02-28	02-28	4.00	1,000,000,000	999,383,792	12,702,165	XS0064288662
2011-06-06	1996-06-06	06-06 & 12-06	4.06	5,000,000,000	5,000,000,000	63,549,984	XS0066914044
2011-06-20	1996-06-20	06-20	4.00	2,000,000,000	1,998,395,952	25,399,606	XS0067164235
2011-09-26	1996-09-26	03-26 & at Maturity	3.875	10,000,000,000	10,000,000,000	127,099,968	XS0069518131
2011-09-26	1996-09-26	03-26 & at Maturity	3.85	10,000,000,000	10,000,000,000	127,099,968	XS0069585163
2011-09-26	1996-09-26	03-26 & 09-26	Floating	500,000,000	500,000,000	6,354,998	XS0069576253	Others (5)
2011-10-17	1996-10-17	10-17	3.67	500,000,000	499,909,239	6,353,845	XS0070388524
2011-10-21	1996-10-21	10-21	3.66	1,000,000,000	999,544,107	12,704,202	XS0070488662
2011-10-24	1996-10-24	10-24	3.645	2,000,000,000	1,997,758,156	25,391,500	XS0070488407
2011-10-24	1996-10-24	10-24	3.70	500,000,000	499,817,130	6,352,674	XS0070579890
2011-10-28	1996-10-28	03-25 & at Maturity	5.00	10,000,000,000	9,982,762,511	126,880,880	XS0070404073	Interest payable in $A ($A5,618,000 per year and $A3,323,983 at Maturity)
2011-10-28	1996-10-28	10-28	3.65	5,000,000,000	4,992,639,207	63,456,429	XS0070690143
2011-12-19	1996-12-19	12-19	3.31	7,700,000,000	7,691,073,763	97,753,523	XS0071934839
2012-03-20	1997-02-20	03-20	3.44	30,000,000,000	30,000,000,000	381,299,905	XS0073282906
2012-09-25	1997-09-25	03-25 & at Maturity	3.00	11,000,000,000	10,998,661,649	139,792,955	XS0080441396
2012-09-29	1997-09-29	03-29 & at Maturity	3.00	10,000,000,000	10,000,000,000	127,099,968	XS0082098143
2014-07-07	1994-07-07	01-07 & 07-07	5.50	30,000,000,000	29,991,779,475	381,195,423	XS0051759412
2015-02-02	1995-02-02	02-02	5.60	6,000,000,000	6,000,000,000	76,259,982	XS0055430374
2016-02-15	1996-02-15	02-15	4.23	1,000,000,000	998,674,517	12,693,150	XS0063440035
2016-06-27	1996-07-10	06-27 & 12-27	4.305	8,000,000,000	8,000,000,000	101,679,975	XS0067851310
2016-07-11	1996-07-11	01-11 & 07-11	4.50	5,000,000,000	5,027,728,471	63,902,413	XS0067208974
2016-09-26	1996-09-26	03-26 & at Maturity	4.125	5,000,000,000	5,000,000,000	63,549,984	XS0069585320
2016-10-24	1996-10-24	10-24	4.00	500,000,000	499,030,724	6,342,679	XS0070580047
2016-10-28	1996-10-28	03-22 & at Maturity	4.00	5,000,000,000	4,991,459,844	63,441,439	XS0070775647
2016-11-07	1996-11-07	05-07 & 11-05	3.95	9,600,000,000	9,591,780,793	121,911,504	XS0070684252
2016-11-14	1996-11-14	11-14	3.80	20,000,000,000	19,877,798,726	252,646,759	XS0070920243
2016-11-21	1996-11-21	11-21	4.00	1,000,000,000	1,000,000,000	12,709,997	XS0071482599
2016-11-29	1996-11-29	11-29	3.75	1,000,000,000	1,000,000,000	12,709,997	XS0071205248
2016-12-16	1996-11-22	12-16	3.96	1,000,000,000	1,000,000,000	12,709,997	XS0071476864
2016-12-19	1996-12-19	12-19	4.90	2,000,000,000	2,000,000,000	25,419,994	XS0071771512	Interest payable in $A ($A1,072,210 per year)
2016-12-19	1996-12-18	12-19	3.82	5,000,000,000	5,000,000,000	63,549,984	XS0071823925
2016-12-19	1996-12-18	12-19	3.76	3,000,000,000	3,000,000,000	38,129,991	XS0071934755

Maturity Date	Issue Date(1)	Interest Payment Date(s)	Coupon (%)	Foreign Currency Units				Equivalent in Canadian Dollars	CUSIP Number or ISIN Code	References
				Nominal Value		Book Value
2016-12-19	1996-12-19	12-19	3.80		5,000,000,000		5,000,000,000	63,549,984	XS0072031106
2016-12-19	1996-12-24	12-19	3.80		5,000,000,000		4,994,268,587	63,477,138	XS0072105157
2017-01-09	1997-01-09	01-09	4.70		3,000,000,000		2,996,499,297	38,085,497	XS0072223604	Interest payable in U.S.$ (U.S.$1,252,218 per year)
2017-01-23	1997-01-23	01-23	3.71		5,000,000,000		4,951,747,900	62,936,700	XS0073055328
2017-02-28	1997-02-28	02-28	3.74		4,000,000,000		4,000,000,000	50,839,987	XS0074014779
2017-07-24	1997-07-24	07-24	3.50		5,000,000,000		4,984,957,210	63,358,790	XS0078225884
2017-07-28	1997-07-28	07-28	3.50		3,000,000,000		2,994,132,376	38,055,413	XS0078671236
2017-07-30	1997-07-30	07-30	3.45		1,000,000,000		995,012,200	12,646,602	XS0078670857
2017-08-11	1997-07-24	02-11 & 08-11	3.526		1,300,000,000		1,300,000,000	16,522,996	XS0078704003
2017-10-25	1996-10-25	04-25 & 10-25	4.02		6,000,000,000		6,000,000,000	76,259,981	XS0070689996
2017-10-30	1996-10-30	04-30 & 10-30	3.97		1,700,000,000		1,697,871,075	21,579,936	US74815HCK68
2017-10-31	1997-10-30	10-31	3.01		5,000,000,000		5,000,000,000	63,549,984	XS0081272048
2018-08-20	2008-08-20	02-20 & 08-20	1.80		5,000,000,000		5,000,000,000	63,549,984	XS0382878345
2018-10-30	1996-10-30	04-30 & 10-30	3.97		1,700,000,000		1,697,735,996	21,578,219	US74815HCL42

					425,000,000,000		424,583,471,955	5,396,454,588

Adjustments relating to swap agreements					(239,700,000,000)		(239,700,000,000)	(3,046,586,243)

Total-Payable in Japanese Yen					¥185,300,000,000		¥184,883,471,955	2,349,868,345

Payable in Swiss Francs
Medium Term Notes
2014-11-21	2008-11-21	11-21	3.50		250,000,000		249,835,380	276,274,610	CH0047234684
2015-10-05	2005-10-05	10-05	2.25		500,000,000		499,375,129	552,222,304	CH0022651902
2015-12-11	2009-02-11	12-11	3.125		350,000,000		349,813,765	386,833,369	CH0049484600
2017-06-21	2006-12-21	06-21	2.625		500,000,000		495,686,547	548,143,371	CH0027984514
2018-01-19	2008-05-19	01-19	3.375		250,000,000		248,520,402	274,820,473	CH0039621724
2018-12-11	2009-02-11	12-11	3.875		200,000,000		200,522,628	221,743,257	CH0049484618

					2,050,000,000		2,043,753,851	2,260,037,384

Adjustments relating to swap agreements					847,112,500		847,112,500	936,759,541

Total-Payable in Swiss Francs				SF	2,897,112,500	SF	2,890,866,351	3,196,796,925

Payable in Australian Dollars

Medium-Term Notes
2015-07-15	2005-07-15	01-15 & 07-15	5.75		450,000,000		447,651,505	390,603,907	AU0000QBCHE8

Adjustments relating to swap agreements					(450,000,000)		(447,560,265)	(390,524,295)

Total-Payable in Australian Dollars				$A	-	$A	91,240	79,612

Maturity Date	Issue Date(1)	Interest Payment Date(s)	Coupon (%)	Foreign Currency Units				Equivalent in Canadian Dollars	CUSIP Number or ISIN Code	References
				Nominal Value		Book Value

Payable in Pounds Sterling
2011-11-04	1996-11-04	11-04	8.625		150,000,000		149,622,679	269,651,790	XS0070614473
2020-03-15	1984-02-15	03-15 & 09-15	12.25		50,000,000		49,663,492	89,504,143	-

					200,000,000		199,286,171	359,155,933

Adjustments relating to swap agreements					(200,000,000)		(200,000,000)	(360,442,404)

Total-Payable in Pounds Sterling					£-		£(713,829)	(1,286,471)

Payable in Mexican Pesos

Medium-Term Notes
2016-01-19	2006-01-31	Payable every 182 days after August 1st, 2006	8.27		1,500,000,000		1,500,000,000	132,989,538	XS0242849486

					1,500,000,000		1,500,000,000	132,989,538

Adjustments relating to swap agreements					(1,500,000,000)		(1,500,000,000)	(132,989,538)

Total-Payable in Mexican Pesos				MXN	-	MXN	-	-

Payable in New Zealand Dollars
2015-11-09	2005-11-09	05-09 & 11-09	6.75		300,000,000		299,147,033	214,391,421	C4108FAC0

					300,000,000		299,147,033	214,391,421

Adjustments relating to swap agreements					(300,000,000)		(299,107,734)	(214,363,257)

Total-Payable in New Zealand Dollars				NZ$	-	NZ$	39,299	28,164

Payable in Hong Kong Dollars
2012-02-02	2007-02-02	02-02 & 05-02 & 08-02 & 11-02	4.30		750,000,000		750,000,000	121,957,986	XS0285533070
2014-01-13	2009-01-13	01-13	3.35		240,000,000		240,000,000	39,026,556	XS0407737203
2014-02-11	2009-02-11	02-11	3.00		472,000,000		472,000,000	76,752,226	XS0412851411

					1,462,000,000		1,462,000,000	237,736,767

Adjustments relating to swap agreements					(1,462,000,000)		(1,462,000,000)	(237,736,767)

Total-Payable in Hong Kong Dollars				HK$	-	HK$	-	-

Maturity Date	Issue Date(1)	Interest Payment Date(s)	Coupon (%)	Foreign Currency Units		Equivalent in Canadian Dollars	CUSIP Number or ISIN Code	References
				Nominal Value	Book Value

Payable in Euro

2011-06-21	2001-06-21	06-21	5.625	1,500,000,000	1,498,130,557	2,503,413,914	XS0131273012
2013-02-27	2003-02-27	02-27	4.25	1,000,000,000	997,344,164	1,666,587,231	XS0163254062

Medium-Term Notes
2010-02-05	1998-02-05	02-05	5.50	304,898,000	305,020,160	509,696,374	XS0083986660	Others (6)
2015-02-10	2005-02-10	02-10	3.625	1,500,000,000	1,493,694,340	2,496,000,883	XS0212274046
2016-06-20	2005-10-20	06-20	3.375	1,500,000,000	1,489,240,167	2,488,557,848	XS0233031326
2017-01-22	1996-11-29	01-22	7.08	51,129,188	50,940,191	85,122,343	XS0071659949
2018-04-03	2006-04-03	04-03	4.22	100,000,000	100,000,000	167,102,520	XS0248732264
2018-04-29	2008-04-29	04-29	4.75	1,250,000,000	1,249,114,939	2,087,302,541	XS0360897689
2019-01-11	1999-01-11	01-11	4/5/6/7.10	22,000,000	21,946,144	36,672,559	XS0092871242	Others (7)

				7,228,027,188	7,205,430,662	12,040,456,213

Adjustments relating to swap agreements				(5,028,027,188)	(5,028,027,188)	(8,401,960,137)

Total-Payable in Euro				€2,200,000,000	€2,177,403,474	3,638,496,076

Total-Payable in foreign currencies						11,841,204,758

Total - Funded Debt of Borrowings-Government						$130,085,965,494

(1)	If more than one issue date, the date of the first issue is indicated.

In case of disparity between the terms and conditions of each issue and this table, the terms and conditions of each issue will prevail.

References

Sinking Fund Provisions (“SFP”):

(1)

As an invested sinking fund, Québec has agreed to withdraw from the Consolidated Revenue Fund, each year from the date indicated, a sum equal to at least 1% of the principal amount of the issue then outstanding. The issue is not redeemable for sinking fund purposes.

(2)

As an invested sinking fund, Québec has agreed to withdraw from the Consolidated Revenue Fund, each year from the date indicated, a sum equal to at least 2% of the principal amount of the issue then outstanding. The issue is not redeemable for sinking fund purposes.

Puttable (“Put”):

(1)	Payable at par at the option of the holder at any time prior to maturity.
(2)	Held and callable in whole or in part, at par at the option of the Minister of Finance of Québec on six days notice subject to the requirements of the Canada Pension Plan.
(3)	Redeemable prior to maturity at the option of the holder in whole or in part, on the date indicated at par upon prior notice.
(4)	Redeemable prior to Maturity at the option of the holder in whole or in part, from the date indicated and on any subsequent Interest Payment Date at par upon prior notice.

Others

(1)	$2,000,000 for each Interest Payment Date from 1999-04-01 to 2000-10-01 and from 2004-10-01 to 2007-10-01 (with the exception of 2006-04-01: $4,000,000).
(2)

$6,000,000 annually for 1998-04-01 & 1999-04-01; $5,000,000 annually from 2000-04-01 to 2004-04-01; $35,000,000 for 2005-04-01; $5,000,000 for 2006-04-01; $55,000,000 for 2026-04-01 and $110,000,000 annually for 2034-04-01 & 2035-04-01.

(3)	Interest of 80% payable half-yearly from April 1, 2030 to maturity date.
(4)	Interest of 8% payable first day of June and December from December 1, 2007 to December 1, 2017 and from June 1, 2039 to December 1, 2076.
(5)	The Coupon is determined as follows: [(12.70% divided by 87.50) X JPY/$A rate of exchange five Business Days {London, Sydney and Tokyo} before each Interest Payment Date] – 6.20%. Minimum Rate: 0.00%.
(6)	Euro-MTN redenominated (simple redenomination) as of February 5, 2000 on the basis of 1 FF = 6.55957 Euro.
(7)	The Coupon will be 4.00% for the first five years, 5.00% for the years 6 to 10, 6.00% for the years 11 to 15, and 7.10% for the next years.